UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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AutoNation, Inc.
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AUTONATION, INC.
AutoNation Headquarters
200 SW 1st Ave
Fort Lauderdale, FL 33301
NOTICE OF THE 2016 ANNUAL MEETING OF STOCKHOLDERS
To Stockholders of AutoNation, Inc.:
The 2016 Annual Meeting of Stockholders of AutoNation, Inc. will be held at AutoNation’s Headquarters, located at 200 SW 1st Ave, Fort Lauderdale, Florida 33301, on Thursday, May 12, 2016, at 8:00 a.m. Eastern Time for the following purposes as more fully described in the proxy statement:

(1)	To elect the ten director nominees named in the proxy statement, each for a term expiring at the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2)	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2016;

(3)	To consider one stockholder proposal, if properly presented at the Annual Meeting; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
Only stockholders of record as of the close of business on March 18, 2016, the record date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.
We cordially invite you to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, we ask that you please cast your vote as soon as possible. You may revoke your proxy and reclaim your right to vote at any time prior to its use. The proxy statement includes information on what you will need to attend the Annual Meeting.
By Order of the Board of Directors,
Jonathan P. Ferrando
Executive Vice President - General Counsel,
Corporate Development and Human Resources
March 29, 2016

INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are furnishing our proxy materials, including this proxy statement and our annual report, to our stockholders primarily via the Internet. On March 29, 2016, we began mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials on the Internet. The Notice also contains instructions on how to vote via the Internet or by telephone. Other stockholders, in accordance with their prior requests, received an email with instructions on how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 12, 2016

Our 2015 Annual Report and this proxy statement are available at www.edocumentview.com/an.

i

AUTONATION, INC.
AutoNation Headquarters
200 SW 1st Ave
Fort Lauderdale, FL 33301

PROXY STATEMENT
This Proxy Statement contains information relating to the solicitation of proxies by the Board of Directors (the “Board”) of AutoNation, Inc. (“AutoNation” or the “Company”) for use at our 2016 Annual Meeting of Stockholders or any adjournment or postponement thereof. Our Annual Meeting will be held at AutoNation’s Headquarters, located at 200 SW 1st Ave, Fort Lauderdale, Florida 33301, on Thursday, May 12, 2016, at 8:00 a.m. Eastern Time.
Only stockholders of record as of the close of business on March 18, 2016 (the “record date”) are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the record date, there were 103,100,729 shares of AutoNation common stock issued and outstanding and entitled to vote at the Annual Meeting. We made copies of this proxy statement available to our stockholders beginning on March 29, 2016.
INFORMATION ABOUT THE ANNUAL MEETING
Agenda

•	To elect the ten director nominees named in this proxy statement, each for a term expiring at the next Annual Meeting of Stockholders or until their successors are duly elected and qualified

•	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2016

•	To consider one stockholder proposal, if properly presented at the Annual Meeting

•	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting
Vote Recommendations

Proposal	Matter	Board Vote Recommendation
1	Election of Directors	FOR EACH NOMINEE
2	Ratification of the Selection of KPMG LLP as Independent Auditor for 2016	FOR
3	Stockholder Proposal Regarding Independent Board Chairman	AGAINST
Voting Matters
Quorum. The holders of at least 51,550,365 shares (a majority of shares outstanding on the record date) must be present in person or represented by proxy to conduct business at the Annual Meeting. Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.
Voting by Stockholders of Record. If you are a stockholder of record (your shares are registered directly in your name with our transfer agent), you may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you receive printed copies of the proxy materials by mail, you may also vote by proxy via the Internet, by telephone, or by mail by following the instructions provided on the proxy card. Stockholders of record who attend the Annual Meeting may vote in person by obtaining a ballot from the inspector of elections.

Voting by Beneficial Owners. If you are a beneficial owner of shares (your shares are held in the name of a brokerage firm, bank, or other nominee), you may vote by proxy by following the instructions provided in the Notice of Internet Availability of Proxy Materials, vote instruction form, or other materials provided to you by the brokerage firm, bank, or other nominee that holds your shares. If you do not provide specific voting instructions to the nominee that holds your shares, such nominee will have the authority to vote your shares only with respect to the ratification of the selection of KPMG LLP as our independent registered public accounting firm (such proposal is considered a “routine” matter under NYSE rules), and your shares will not be voted and will be considered “broker non-votes” with respect to the other proposals (such proposals are considered “non-routine” matters under NYSE rules). To vote in person at the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank, or other nominee that holds your shares.
Changing Your Vote. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.
Votes Required to Adopt Proposals. Each share of our common stock outstanding on the record date is entitled to one vote on each of the ten director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of each of the other matters on the agenda requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal.
Effect of Abstentions and Broker Non-Votes. For the election of directors, broker non-votes (shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients) and abstentions will not be counted as having been voted. For Proposals 2 and 3, abstentions will be counted as present and entitled to vote and will have the same effect as negative votes. For Proposal 3, broker non-votes will not be counted as present and entitled to vote. Brokers will have discretionary authority to vote on Proposal 2 since it is considered a routine matter under NYSE rules.
Voting Instructions. If you complete and submit a proxy with voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and submit a proxy without voting instructions, or if your instructions are unclear, the persons named as proxies will vote as the Board recommends on each proposal. With respect to any other matters properly presented at the Annual Meeting, the persons named as proxies will vote as recommended by our Board of Directors, or if no recommendation is given, in their own discretion.
Proxy Solicitation
We will pay for the cost of soliciting proxies, and we have retained Innisfree M&A Incorporated to assist with the solicitation of proxies for an estimated fee of $15,000 plus reimbursement for expenses. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. As is customary, we will reimburse brokerage firms, banks, and other nominees for forwarding our proxy materials to each beneficial owner of common stock held of record by them.
Attending the Annual Meeting
You are entitled to attend the Annual Meeting only if you were an AutoNation stockholder as of the record date or you hold a valid proxy for the Annual Meeting. You may be asked to present valid photo identification and proof of stock ownership as of the record date to be admitted to the Annual Meeting. Directions to the Annual Meeting are provided under “Directions to the 2016 Annual Meeting of Stockholders of AutoNation, Inc.”

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Directors
Upon the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated the ten persons listed below to stand for election for a new term expiring at the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified. See “Items To Be Voted On - Proposal 1: Election of Directors.” Except for Kaveh Khosrowshahi and Karen C. Francis, all of the nominees for director were elected by our stockholders at our 2015 Annual Meeting of Stockholders. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board appointed Mr. Khosrowshahi as a member of the Board effective October 19, 2015, and Ms. Francis as a member of the Board effective February 19, 2016. Mr. Larson, our Lead Independent Director, and Ms. Rosenthal suggested Mr. Khosrowshahi and Ms. Francis, respectively, as prospective Board candidates. All of our directors are elected annually.
On February 10, 2016, Robert J. Brown, who rejoined our Board in February 2010 after serving on our Board from May 1997 until May 2008, informed the Company that he will not stand for re-election to the Board at the Annual Meeting. He will continue to serve on our Board and the Audit Committee until the completion of the Annual Meeting.
Our Board consists of a diverse group of leaders. Many of our directors have experience serving as executive officers or on boards and board committees of major companies. Many of our directors also have extensive corporate finance and investment banking experience as well as a broad understanding of capital markets. Our directors have a strong owner orientation - approximately 20% of our common stock is held by our directors or entities or persons related to our directors (as of March 18, 2016). The median age and tenure of our Board nominees are 54.5 and 5.5 years, respectively.
We have set forth below information regarding each director nominated to stand for election, including the specific experience, qualifications, attributes, or skills that led the Board to conclude that such person should serve as a director. Our Corporate Governance and Nominating Committee and the Board believe that the experience, qualifications, attributes, and skills of our directors provide the Company with the ability to address the evolving needs of the Company and represent the best interests of our stockholders.

Nominee	Current Position with AutoNation	Age	Director Since
Mike Jackson	Chairman of the Board, Chief Executive Officer and President	67	1999
Rick L. Burdick	Director	64	1991
Tomago Collins	Director	44	2014
David B. Edelson	Director	56	2008
Karen C. Francis	Director	53	2016
Robert R. Grusky	Director	58	2006
Kaveh Khosrowshahi	Director	48	2015
Michael Larson	Director	56	2010
G. Mike Mikan	Director	44	2013
Alison H. Rosenthal	Director	39	2011
Mike Jackson has served as our Chief Executive Officer and Director since September 1999, as our Chairman of the Board since January 2003, and as our President since February 2015. From October 1998 until September 1999, Mr. Jackson served as Chief Executive Officer of Mercedes-Benz USA, LLC, a North American operating unit of DaimlerChrysler AG, a multinational automotive manufacturing company. From April 1997 until September 1999, Mr. Jackson also served as President of Mercedes-Benz USA. From July 1990 until March 1997, Mr. Jackson served in various capacities at Mercedes-Benz USA, including as Executive Vice President immediately prior to his appointment as President of Mercedes-Benz USA. Mr. Jackson was also the managing partner from March 1979 to July 1990 of Euro Motorcars of Bethesda, Maryland, a regional group that owned and operated eleven automotive dealership franchises, including Mercedes-Benz and other brands of automobiles. In January 2014, Mr. Jackson was appointed to the Board of Directors of the Federal Reserve Bank of Atlanta. Since 2015, he has served as the Deputy Chair of the Board of Directors of the Federal Reserve Bank of Atlanta. Mr. Jackson’s automotive experience, his position as our Chief Executive Officer, and his broad knowledge of our Company and the automotive industry led the Board to conclude that he should serve as one of our directors.

Rick L. Burdick has served as one of our directors since May 1991. Since 1988, Mr. Burdick has been a partner in Akin, Gump, Strauss, Hauer & Feld, L.L.P., a global full service law firm. Mr. Burdick is managing partner (international) and chair of the global energy practice of the firm. He also serves as Lead Director of CBIZ, Inc. (formerly, Century Business Services, Inc.), a provider of outsourced business services to small and medium-sized companies in the United States. Mr. Burdick’s experience as a senior partner at a large law firm advising large companies on a broad range of corporate transactions and on securities law and corporate governance matters led the Board to conclude that he should serve as one of our directors.
Tomago Collins has served as one of our directors since October 2014. Since July 2012, Mr. Collins has served as Vice President, Communications of Kroenke Sports & Entertainment (“Kroenke”), which owns and operates a multi-billion dollar portfolio of real estate, sports franchises, and cable networks. Mr. Collins has served in various positions at Kroenke since August 2003, including as Vice President, Media from November 2010 until July 2012 and as Vice President, Media & Player Development from October 2008 until November 2010. Mr. Collins serves as a director of Republic Services, Inc. Mr. Collins’ business development, strategic planning, and public affairs experience, as well as his public company board experience, led the Board to conclude that he should serve as one of our directors.
David B. Edelson has served as one of our directors since July 2008. Mr. Edelson is Senior Vice President and Chief Financial Officer of Loews Corporation, a diversified holding company with subsidiaries in the property-casualty insurance, offshore drilling, natural gas transmission and storage, and lodging industries. He joined Loews as a Senior Vice President in May 2005 and became its Chief Financial Officer in May 2014. Prior to joining Loews, Mr. Edelson was Executive Vice President & Corporate Treasurer of JPMorgan Chase & Co. He was named Corporate Treasurer in April 2001 and promoted to Executive Vice President in February 2003. Mr. Edelson spent the first 15 years of his career as an investment banker, first with Goldman, Sachs & Co. and subsequently with JPMorgan Chase & Co. From February 2007 until June 2011, he served as a director of CNA Surety Corporation, and from January 2009 until June 2011, as Chairman of the Board of CNA Surety Corporation. Mr. Edelson’s experience as a senior executive officer of a large holding company owning a wide range of businesses, as well as his prior experience as an investment banker and corporate treasurer, led the Board to conclude that he should serve as one of our directors.

Karen C. Francis has served as one of our directors since February 2016. Ms. Francis is Executive Chairman of AcademixDirect, Inc., a technology marketing company serving the education industry. Ms. Francis served as Executive Chairman and CEO of AcademixDirect, Inc. from 2009 to 2014. From 2004 to 2007, Ms. Francis was Chairman and CEO of Publicis & Hal Riney, an advertising agency based in San Francisco. From 2001 to 2002, she served as Vice President of Ford Motor Company, where she was responsible for global technology strategies, customer relationship management, global export operations, and Ford Direct, the company’s online sales initiative structured as a joint venture with Ford dealers. From 1996 to 2000, Ms. Francis held several positions with General Motors, including serving as Regional Manager of the Chevrolet division responsible for all dealer operations in eleven states, as well as General Manager of the Oldsmobile division overseeing dealership operations nationwide. Ms. Francis also serves as a director of The Hanover Insurance Group, Inc. Ms. Francis’ leadership, marketing, technology, and automotive experience and her prior public company board experience led the Board to conclude that she should serve as one of our directors.
Robert R. Grusky has served as one of our directors since June 2006. In 2000, Mr. Grusky founded Hope Capital Management, LLC, an investment management firm for which he serves as Managing Member. He co-founded New Mountain Capital, LLC, a private equity and public equity investment management firm, in 2000 and was a Principal, Managing Director and Member of New Mountain Capital from 2000 to 2005 and has been a Senior Advisor since then. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation, the primary investment vehicle for the Hon. Ronald S. Lauder. Prior thereto, Mr. Grusky served in a variety of capacities at Goldman, Sachs & Co. in its Mergers & Acquisitions Department and Principal Investment Area. Mr. Grusky is a director of Strayer Education, Inc., an education services company. From August 2008 until December 2012, he served as a director of AutoZone, Inc. Mr. Grusky’s board experience and experience in investment management, private equity, and investment banking led the Board to conclude that he should serve as one of our directors.
Kaveh Khosrowshahi has served as one of our directors since October 2015. Since 2002, Mr. Khosrowshahi has served as a Partner and Managing Director of Allen & Company LLC, an investment bank, and as co-head of Allen & Company LLC’s Capital Markets Group. Mr. Khosrowshahi’s investment and finance experience led the Board to conclude that he should serve as one of our directors.

Michael Larson has served as one of our directors since February 2010. Mr. Larson serves as chief investment officer for William H. Gates III, a position he has held since 1994. He is responsible for Mr. Gates’ non-Microsoft investments as well as the investments of the Bill & Melinda Gates Foundation Trust. He serves as a director of Republic Services, Inc., Ecolab Inc., and Fomento Economico Mexicano, S.A.B. de C.V. In addition, he is Chairman of the Board of Trustees of two funds within the Western Asset Management fund complex. From April 2009 through December 2014, he served as a director of Grupo Televisa, S.A.B. Mr. Larson’s investment and business experience and broad understanding of the capital markets, business cycles, and capital investment and allocation led the Board to conclude that he should serve as one of our directors.
G. Mike Mikan has served as one of our directors since March 2013. Mr. Mikan has served as Chairman and Chief Executive Officer of SHOT-ROCK CAPITAL, LLC, a private investment capital group, since January 2015. From January 2013 until December 2014, he served as President of ESL Investments, Inc. Mr. Mikan served as the Interim Chief Executive Officer of Best Buy Co., Inc. from April 2012 until September 2012. From November 1998 through February 2012, he served in various executive positions at UnitedHealth Group Incorporated (“UnitedHealth”), including as Executive Vice President and Chief Financial Officer of UnitedHealth from November 2006 until January 2011. From June 2011 until February 2012, he served as Executive Vice President of UnitedHealth and provided transitional duties for his role as Chief Executive Officer of UnitedHealth’s Optum subsidiary, a diversified health services business, which he was appointed to in January 2011. Mr. Mikan serves as a director of Princeton Private Investment Fund. He served as a director of Best Buy from April 2008 until December 2012. Mr. Mikan’s operational and public company leadership experience and his broad understanding of capital investment and allocation led the Board to conclude that he should serve as one of our directors.
Alison H. Rosenthal has served as one of our directors since March 2011. Since September 2014, she has served as Vice President Strategic Partnerships at Wealthfront, Inc., an automated investment service. From July 2013 until August 2014, Ms. Rosenthal served as Chief Operating Officer of MessageMe, a company that developed and offered a multimedia messaging application for mobile devices. She served as Executive in Residence at Greylock Partners, a leading venture capital firm, from December 2011 until July 2013. From February 2006 until January 2011, Ms. Rosenthal led various initiatives in the Business Development Department at Facebook, Inc., where she served as Senior Manager from February 2006 until July 2008 and as Head of the Global Operator Program, Mobile from July 2008 until January 2011. Ms. Rosenthal served as an associate at General Atlantic Partners, LLC, a global private equity fund focused on IT, from February 2001 until June 2003 and as an analyst at Goldman, Sachs & Co. from July 1998 until July 2000. Ms. Rosenthal’s technology experience, including in the areas of mobile applications and social media, and investment and finance experience led the Board to conclude that she should serve as one of our directors.
Corporate Governance Guidelines and Codes of Ethics
Our Board is committed to sound corporate governance principles and practices. Our Board’s core principles of corporate governance are set forth in the AutoNation, Inc. Corporate Governance Guidelines (the “Guidelines”), which were adopted by the Board in March 2003 and most recently amended as of October 20, 2015. The Guidelines serve as a framework within which our Board conducts its operations. The Corporate Governance and Nominating Committee of our Board is charged with reviewing annually, or more frequently as appropriate, the Guidelines and recommending to our Board appropriate changes in light of applicable laws and regulations, the governance standards identified by leading governance authorities, and our Company’s evolving needs.
In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, we have a company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all of our employees. We also maintain a 24-hour Alert-Line for employees to report any Company policy violations under our Business Ethics Program. In addition, our Board has adopted the Code of Ethics for Senior Officers and the Code of Business Ethics for the Board of Directors. These codes comply with NYSE listing standards.
A copy of the Guidelines and the codes referenced above are available on our corporate website at investors.autonation.com. You also may obtain a printed copy of the Guidelines by sending a written request to: Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.

Role of the Board and Board Structure
Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, who is charged with the conduct of our business, and acts as an advisor and counselor to senior management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing our business strategy, assessing and managing risks, and managing our day-to-day operations. Our Board reviews and approves the Company’s long-term strategic plan developed by management. Our Board also reviews management’s ongoing and long-term plans for capital allocation.
Our Board’s oversight of our business strategy and planning and management of our day-to-day operations includes a review of risks that could impact our goals, objectives, and financial condition. In addition, our Audit, Compensation, Corporate Governance and Nominating, and Finance committees assist the Board in overseeing our management of risk. Our Audit Committee reviews with management significant financial and cyber risks as well as our process for assessing and managing risks. Our Compensation Committee reviews and approves our executive compensation program and also reviews the general compensation structure for our corporate and key field employees. Our Corporate Governance and Nominating Committee oversees our company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all of our employees. Our Finance Committee is responsible for reviewing and making recommendations to the Board with respect to our capital structure and our capital allocation strategy, as well as financial risk management strategies and policies. While our Board oversees our management of risk as outlined above, management is responsible for identifying and managing risks.
The positions of Chairman of the Board and Chief Executive Officer (“CEO”) are both currently held by Mike Jackson. The Board believes that this leadership model is currently appropriate for the following reasons:

•	Our Guidelines provide for the selection of a Lead Independent Director whenever the Chairman of the Board is not an independent director.

•	Our independent directors meet in regularly scheduled executive sessions led by our Lead Independent Director without management present.

•
Our Board is stockholder-oriented and focused on the best interests of our stockholders (approximately 20% of our common stock is held by our directors or entities or persons related to our directors (as of March 18, 2016)), a significant portion of our director’s compensation is equity-based, and the Board has established strong director stock ownership guidelines requiring each non-employee director to hold shares of our common stock having a fair market value of not less than $750,000 as discussed below under “Board Compensation.”

•
Our Board has adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company. See “Corporate Governance Guidelines and Codes of Ethics” above.

•	The combined role enables decisive leadership, ensures clear accountability, and fosters alignment on corporate strategy.

•	Our independent directors annually review the performance of our Chairman and CEO.

•	The Board believes that it functions well with its current leadership structure and with Mr. Jackson as Chairman of the Board and Michael Larson as our Lead Independent Director.

•
At our 2009, 2010, 2012, and 2014 Annual Meetings of Stockholders, stockholder proposals to amend our by-laws to require an independent Board chairman were presented, and 86%, 85%, 84%, and 72% of the votes cast, respectively, voted against such proposals.

In addition, we believe that the current leadership structure of the Board supports its risk oversight functions by providing independent leadership at the committee level, executive sessions of the Board of Directors, and ultimate oversight by the full Board.

In May 2015, our Board re-elected Mr. Larson as our Lead Independent Director in accordance with our Guidelines. The Lead Independent Director’s duties include:

•
calling and presiding at executive sessions of the non-management Directors and at meetings of the Board at which the Chairman is not present, and communicating feedback from such sessions and meetings to the Chairman and the CEO;

•	serving as a liaison between the non-management Directors, the Chairman and the CEO, and/or senior management (as applicable);

•	reviewing and advising on Board meeting agendas, schedules, and materials;

•	working with the Chairman and the CEO to approve the scope, quality, quantity, and timeliness of information sent to the Board;

•	being available for communication with major stockholders, in coordination with the Chairman and the CEO; and

•	performing such other duties as the Board may from time to time delegate.
In performing the duties described above, the Lead Independent Director is expected to consult with the chairs of the appropriate Board committees and solicit their participation in order to avoid diluting the authority or responsibilities of such committee chairs.
Our Board held 15 meetings and took two actions by unanimous written consent during 2015. In 2015, each person serving as a director attended at least 75% of the total number of meetings of our Board and any Board committee on which he or she served (held during the period for which such person has been a director). Our independent directors held four executive sessions without management present during 2015.
Our directors are expected to attend our Annual Meeting of Stockholders. Any director who is unable to attend our Annual Meeting is expected to notify the Chairman of the Board in advance of the Annual Meeting. Except for Carlos A. Migoya, who did not stand for re-election to the Board, each person who was then serving as a director attended the 2015 Annual Meeting of Stockholders.
Board Committees
Our Board has established four separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Finance Committee. The charters for our Board committees are in compliance with applicable SEC rules and NYSE listing standards. These charters are available at investors.autonation.com. You may obtain a printed copy of any of these charters by sending a request to: Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301. The following table sets forth the current membership of each of our Board’s committees:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Finance Committee
Robert J. Brown(1)	✓
Rick L. Burdick		✓	Chair
Tomago Collins			✓
David B. Edelson	✓			✓
Karen C. Francis	✓
Robert R. Grusky	Chair
Kaveh Khosrowshahi				✓
Michael Larson*		Chair		✓
G. Mike Mikan		✓	✓	Chair
Alison H. Rosenthal	✓
* Lead Independent Director

(1)
On February 10, 2016, Mr. Brown informed the Company that he will not stand for re-election to the Board at the Annual Meeting. He will continue to serve on our Board and the Audit Committee until the completion of the Annual Meeting.

Audit Committee
The Audit Committee primarily assists our Board in fulfilling its oversight responsibilities by reviewing our financial reporting and audit processes and our systems of internal control over financial reporting and disclosure controls. Among the Committee’s core responsibilities are the following: (i) overseeing the integrity of our financial statements, for which management is responsible, and reviewing and approving the scope of the annual audit; (ii) selecting, retaining, compensating, overseeing, and evaluating our independent registered public accounting firm; (iii) reviewing the Company’s critical accounting policies; (iv) reviewing the Company’s quarterly and annual financial statements prior to the filing of such statements with the SEC; (v) preparing the Audit Committee report for inclusion in our proxy statement; and (vi) reviewing with management significant financial risks or exposures and assessing the steps management has taken to minimize, monitor, and control such risks or exposures. For a complete description of our Audit Committee’s responsibilities, please refer to the Audit Committee’s charter.
Our Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, NYSE listing standards, the Audit Committee’s charter, and the independence standards set forth in the Guidelines (as discussed below under “Director Independence”). Our Board has also determined that each of Mr. Grusky and Mr. Edelson is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Directors” above for a description of the business experience of each of Mr. Grusky and Mr. Edelson.
The Audit Committee held eight meetings and took one action by unanimous written consent during 2015. The Audit Committee Report for fiscal 2015, which contains a description of the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2015, is set forth below under “Audit Committee Report.”
Compensation Committee
The Compensation Committee primarily assists our Board in fulfilling its compensation oversight responsibilities by, among other things: (i) reviewing our director compensation program and suggesting changes in director compensation to the Board, if appropriate; (ii) reviewing and approving the compensation of our CEO and other senior executive officers and setting annual and long-term performance goals for these individuals; (iii) reviewing and approving the compensation of all of our corporate officers; (iv) reviewing the Company’s program for management development and succession planning; (v) reviewing and approving performance-based compensation of executive officers as contemplated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including incentive awards and stock-based awards; and (vi) administering our equity compensation plans.
Pursuant to the Compensation Committee’s charter, the Compensation Committee may form subcommittees and may delegate to such subcommittees any or all power and authority of the Compensation Committee as the Compensation Committee deems appropriate, provided that no subcommittee may consist of fewer than two members, and provided further that the Compensation Committee may not delegate to a subcommittee any power or authority required by any applicable laws, regulations, or listing standards to be exercised by the Compensation Committee as a whole.
The Compensation Committee reviews executive compensation at its meetings throughout the year and sets executive compensation. The Compensation Committee also reviews director compensation annually and recommends to the full Board the compensation for non-employee directors. Our CEO reviews the performance of other named executive officers and makes recommendations, if any, to the Compensation Committee with respect to compensation adjustments for such officers. However, the Compensation Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers.
Since 2013, the Compensation Committee has engaged Pearl Meyer (“PM”), an independent compensation consulting firm, to provide research and analysis and to make recommendations as to the form and amount of executive and director compensation. The Compensation Committee sought input from PM on executive and director compensation matters for 2015, including the design and competitive positioning of our executive and director compensation programs, our peer group, appropriate compensation levels, and evolving compensation trends. While the Compensation Committee considered input from PM, the Compensation Committee’s decisions reflect many factors and considerations.
PM does not provide any other services to the Company or its subsidiaries. The Compensation Committee assessed the independence of PM pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent PM from serving as an independent consultant to the Compensation Committee. The Compensation Committee reviews the appointment of its independent compensation consulting firm annually. As part of the review process, the Compensation Committee considers the independence of the firm in accordance with applicable SEC and NYSE rules.
For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see “Executive Compensation” below, as well as the Compensation Committee’s charter.
Our Board has determined that each Compensation Committee member has the requisite independence for Compensation Committee membership under NYSE listing standards and the independence standards set forth in the Guidelines. Our Board has also determined that each Compensation Committee member qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and as an “outside director” under Section 162(m) of the Code. The Compensation Committee held five meetings and took six actions by unanimous written consent during 2015.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee assists our Board in fulfilling its oversight responsibilities by performing the following duties: (i) reviewing annually, or more frequently as appropriate, the corporate governance principles and practices set forth in the Guidelines, in comparison to the governance standards identified by leading governance authorities and our evolving needs, and making recommendations to the Board with respect to any appropriate amendment to the Guidelines; (ii) considering and advising the Board with respect to other corporate governance issues; (iii) periodically reviewing our codes of ethics and conduct for directors, officers, and employees; (iv) leading annual evaluations of Board and Board committee performance; (v) assessing periodically our Board’s needs in terms of skills and qualifications and recommending to our Board candidates for nomination and election to our Board; (vi) reviewing Board candidates recommended by our stockholders; and (vii) recommending to our Board assignments to committees.
Our Board has determined that each Corporate Governance and Nominating Committee member is independent under NYSE listing standards and the independence standards set forth in the Guidelines. In 2015, the Corporate Governance and Nominating Committee held six meetings and took no actions by unanimous written consent.
The Corporate Governance and Nominating Committee has a policy with regard to the consideration of director candidates recommended by stockholders. For information regarding this policy, refer to “Stockholder Communications - Stockholder Director Recommendations” below.
Finance Committee
The duties and responsibilities of the Finance Committee include reviewing and, where appropriate, making recommendations to the Board with respect to: (i) the Company’s capital structure and any material changes thereto, including potential issuances of debt or equity securities; (ii) the Company’s capital allocation strategy, processes and plans, including the Company’s cost of capital; (iii) share repurchase programs and debt repurchases; (iv) financial risk management strategies and policies, including hedging and the use of derivatives; and (v) the Company’s short-term investment policy.
Our Board has determined that each Finance Committee member is independent under NYSE listing standards and the independence standards set forth in the Guidelines. In 2015, the Finance Committee held five meetings and took no actions by unanimous written consent.

Director Independence
Under our Guidelines, our Board must consist of a substantial majority of directors who qualify as independent directors under the listing standards of the NYSE. To be considered independent:

•
our Board must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company); and

•	a director must not have a disqualifying relationship, as set forth in the NYSE listing standards.
To assist the Board in determining whether a director is independent, our Board has established director independence standards, which are part of our Guidelines available at investors.autonation.com. Under our director independence standards, none of our non-employee directors has a material relationship with the Company that impairs his or her independence, and our Board has affirmatively determined that all of our directors, except Mr. Jackson, our Chairman, Chief Executive Officer and President, are “independent” under our director independence standards and the listing standards of the NYSE. The Board also determined that Mr. Migoya, who served as a director for part of 2015, was “independent” under our director independence standards and the listing standards of the NYSE.
In addition to our independence standards, the directors who serve on our Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not:

•	accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries other than their director compensation, or

•	be an affiliated person of the Company or any of its subsidiaries.
In accordance with the listing standards of the NYSE, in affirmatively determining the independence of each director who serves on our Compensation Committee, our Board also considered all factors specifically relevant to determining whether each such director has a relationship to the Company which is material to his or her ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

•	the source of compensation of each such director, including any consulting, advisory, or other compensatory fee paid by the Company to him or her, and

•	whether he or she is affiliated with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company.
Director Selection Process
The Corporate Governance and Nominating Committee is responsible for identifying, evaluating, and recommending candidates to the Board for nomination and election to the Board. The Committee is also responsible for assessing the appropriate balance of skills and characteristics required of our Board members. The Committee considers candidates suggested by its members and other Board members, as well as management and stockholders.
 In accordance with the Guidelines, candidates, including candidates recommended by stockholders, are selected on the basis of, among other things, broad experience, financial expertise, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, the candidate’s ownership interest in the Company, and willingness and ability to devote adequate time to Board duties, all in the context of assessing the needs of our Board at that point in time and with the objective of ensuring diversity in the background, experience, and viewpoints of our Board members. The Guidelines provide that the number of directors should permit diversity of experience without hindering effective discussion, diminishing individual accountability, or exceeding a number that can function efficiently as a body.
The Board periodically reviews the size of the Board to determine the size that will be most effective for the Company. In addition, the Board completes an annual self-evaluation, which includes a self-assessment questionnaire for each Board member. The self-assessment questionnaire addresses topics such as the structure of the Board, the skills and backgrounds of the current directors, the size of the Board, and the Board’s committee structure. Each of the Audit

Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Finance Committee also completes an annual self-evaluation, which includes a self-assessment questionnaire tailored specifically for such committee.
Candidates recommended by our stockholders are considered on the same basis as if such candidates were recommended by one of our Board members or other persons. See “Stockholder Communications - Stockholder Director Recommendations” below.
Certain Relationships and Related Party Transactions
Our Board has adopted a written policy which requires that transactions with related parties must be entered into in good faith on fair and reasonable terms that are no less favorable to us than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party. Our Board, by a vote of the disinterested directors, must approve all related party transactions valued over $500,000, while our Audit Committee must approve all related party transactions valued between $100,000 and $500,000 and review with management all other related party transactions. Under SEC rules, a related party is defined as any director, executive officer, nominee for director, or greater than 5% stockholder of the Company, and their immediate family members. Since the beginning of 2015, the Company has not participated in any related party transaction in which any related party had or will have a direct or indirect material interest.
Board Compensation
Our non-employee director compensation program is designed to:

•	ensure alignment with long-term stockholder interests;

•	ensure we can attract and retain outstanding directors who meet the criteria outlined under “Director Selection Process” above; and

•	recognize the time commitments necessary to oversee the Company.
Summary
In 2015, our non-employee director compensation program consisted of the following:

•	annual Board retainer of $50,000 for each non-employee director;

•	annual retainer of $25,000 for the Lead Independent Director;

•	annual committee retainers of $20,000 for the Chair of the Audit Committee and $10,000 for each other Audit Committee member;

•
annual committee retainers of $10,000 for the Chairs of the Compensation Committee, Corporate Governance and Nominating Committee, and Finance Committee, and $5,000 for the other members of the Compensation Committee, Corporate Governance and Nominating Committee, and Finance Committee;

•	annual award of 5,000 restricted stock units as described below; and

•	expense reimbursement in connection with Board and committee meeting attendance.
On January 2, 2015, each of our non-employee directors then serving received a grant of 5,000 vested restricted stock units (“RSUs”) under the AutoNation, Inc. 2014 Non-Employee Director Equity Plan (the “2014 Director Plan”), which was approved by our stockholders at our 2014 Annual Meeting of Stockholders held on May 6, 2014. The RSUs will settle in shares of the Company’s common stock on the first trading day of February in the third year following the date of grant, except to the extent a recipient elected to defer settlement of the RSUs beyond such date in accordance with the terms of the award and the 2014 Director Plan. Settlement of the RSUs will be accelerated in certain circumstances as provided in the terms of the award and the 2014 Director Plan, including in the event the recipient ceases to serve as a non-employee director of the Company. If the Company pays a dividend with respect to its common stock, each RSU award will be credited with a number of additional RSUs equal to (i) the aggregate amount or value of the dividends paid with respect to the number of shares subject to the award on the dividend record date divided by (ii) the fair market value per share on the payment date for such dividend. Any such additional RSUs will be subject to the same terms and conditions of the award, and the shares subject to such additional RSUs will be distributed only upon the distribution of the underlying shares with respect to which the dividend equivalents were granted.

Our non-employee directors became eligible to defer all or a portion of their annual and committee retainers under the AutoNation, Inc. Deferred Compensation Plan (the “DCP”) beginning in January 2011. Please refer to “Executive Compensation - Compensation Tables - Non-Qualified Deferred Compensation in Fiscal 2015” for additional information regarding the DCP.
2015 Director Compensation
The following table sets forth the compensation earned during 2015 by each non-employee director who served in 2015.

2015 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Robert J. Brown	60,000		300,200	360,200
Rick L. Burdick	65,000	(2)	300,200	365,200
Tomago Collins	53,333	(3)	300,200	353,533
David B. Edelson	65,000	(2)	300,200	365,200
Robert R. Grusky	70,000	(2)	300,200	370,200
Kaveh Khosrowshahi	12,500	(4)	—	12,500
Michael Larson	90,000		300,200	390,200
Carlos A. Migoya	27,083	(5)	300,200	327,283
G. Mike Mikan	70,000		300,200	370,200
Alison H. Rosenthal	60,000	(2)	300,200	360,200

(1)
The amounts reported in this column reflect the grant date fair value of awards computed in accordance with FASB ASC Topic 718. On January 2, 2015, each non-employee director then serving received a grant of 5,000 vested RSUs under the 2014 Director Plan. The grant date fair value of each RSU granted on January 2, 2015 was $60.04, the closing price per share of our common stock on such date.

(2)	Amount deferred under the DCP.

(3)	Mr. Collins was appointed to the Corporate Governance and Nominating Committee in May 2015, and his committee retainer was prorated accordingly.

(4)	Mr. Khosrowshahi joined the Board in October 2015, and his Board retainer was prorated accordingly.

(5)	Mr. Migoya did not stand for re-election to the Board at the 2015 Annual Meeting of Stockholders of AutoNation, Inc., and his Board and committee retainers were prorated accordingly.
Outstanding Equity Awards
The following table sets forth information regarding the number of RSUs and the number of options held by each non-employee director who served in 2015, as of December 31, 2015:

Name	Aggregate Number of RSUs Held as of 12/31/2015	Aggregate Number of Options Held as of 12/31/2015

Robert J. Brown	10,000	15,000
Rick L. Burdick	10,000	80,000
Tomago Collins	5,000	—
David B. Edelson	10,000	142,000
Robert R. Grusky	10,000	116,000
Kaveh Khosrowshahi	—	—
Michael Larson	10,000	110,000
G. Mike Mikan	10,000	15,000
Alison H. Rosenthal	10,000	55,000

2016 Director Compensation
In the fourth quarter of 2015, our Compensation Committee, advised by PM and based on a review of market data, recommended that the Board eliminate from our non-employee director compensation program the annual committee retainers described above and modify the annual award of RSUs to provide for an annual award of RSUs based on a fixed dollar value of $250,000. Our Board unanimously approved the recommended changes for 2016 in the fourth quarter of 2015. On January 4, 2016, each of our non-employee directors then serving received a grant of 4,259 (equal to $250,000 divided by the closing price of our common stock on the grant date ($58.69)) vested RSUs under the 2014 Director Plan, subject to the same terms as those applicable to the RSUs granted to non-employee directors in 2015.
Director Stock Ownership Guidelines
On March 17, 2014, our Board amended our director stock ownership guidelines to increase the ownership expectation from $100,000 to $750,000 in shares of our common stock. Each non-employee director is expected to satisfy the new guidelines by the later of March 17, 2019 or five years after his or her initial appointment to the Board. The following table sets forth information regarding the number of shares (including vested RSUs) held as of March 18, 2016 by each non-employee director nominated to stand for election.

Name	Number of Shares Held(1)	Fair Market Value of Shares Held ($)(1)	Progress Towards Stock Ownership Guidelines(2)	Deadline
Rick L. Burdick	28,749	1,394,614	Achieved	March 2019
Tomago Collins	9,259	449,154	60%	October 2019
David B. Edelson	19,109	926,978	Achieved	March 2019
Karen C. Francis	500	24,255	3%	February 2021
Robert R. Grusky	21,640	1,049,756	Achieved	March 2019
Kaveh Khosrowshahi	4,259	206,604	28%	October 2020
Michael Larson	17,259	837,234	Achieved	March 2019
G. Mike Mikan	18,759	909,999	Achieved	March 2019
Alison H. Rosenthal	14,259	691,704	Achieved	March 2019

(1)	The fair market value of the shares is based on the closing price of our common stock on March 18, 2016 ($48.51).

(2)
In the event that a director meets the threshold and subsequently the fair market value of such director’s holdings falls below the threshold solely due to a decline in our stock price, such director shall be deemed to remain in compliance with the guidelines so long as such director does not sell or transfer any shares at any time the fair market value of his or her holdings is at or below the threshold.

Stockholder Communications
Communications with the Company and the Board
Stockholders and interested parties may communicate with the Company through its Investor Relations Department by writing to Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.
Stockholders and interested parties interested in communicating with our Board, any Board committee, any individual director, any group of directors (such as our independent directors), or our Lead Independent Director should send written correspondence to Board of Directors c/o Corporate Secretary, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301. Additional information is available on our corporate website at investors.autonation.com.
Stockholder Proposals for Next Year’s Annual Meeting
As more specifically provided in our by-laws, no business may be brought before an Annual Meeting unless it is specified in the notice of the Annual Meeting or is otherwise brought before the Annual Meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, any stockholder proposal to be considered at the 2017 Annual Meeting of Stockholders, including nominations of persons for election to our Board, generally must be properly submitted to us not earlier than January 12, 2017 nor later than February 11, 2017. Detailed information for submitting stockholder proposals or nominations of director candidates will be provided upon written request to the Corporate Secretary of AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.
These requirements are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement for the 2017 Annual Meeting of Stockholders. Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2017 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Corporate Secretary not later than November 29, 2016.
Stockholder Director Recommendations
The Corporate Governance and Nominating Committee has established a policy pursuant to which it considers director candidates recommended by our stockholders. All director candidates recommended by our stockholders are considered for selection to the Board on the same basis as if such candidates were recommended by one or more of our directors or other persons. To recommend a director candidate for consideration by our Corporate Governance and Nominating Committee, a stockholder must submit the recommendation in writing to our Corporate Secretary not later than 120 calendar days prior to the anniversary date of our proxy statement distributed to our stockholders in connection with our previous year’s annual meeting of stockholders, and the recommendation must provide the following information: (i) the name of the stockholder making the recommendation; (ii) the name of the candidate; (iii) the candidate’s resume or a listing of his or her qualifications to be a director; (iv) the proposed candidate’s written consent to being named as a nominee and to serving as one of our directors if elected; and (v) a description of all relationships, arrangements, or understandings, if any, between the proposed candidate and the recommending stockholder and between the proposed candidate and us so that the candidate’s independence may be assessed. The stockholder or the director candidate also must provide any additional information requested by our Corporate Governance and Nominating Committee to assist the Committee in appropriately evaluating the candidate.

STOCK OWNERSHIP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information as of March 18, 2016 regarding beneficial owners of more than five percent of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
William H. Gates III One Microsoft Way, Redmond, WA 98052	20,329,879	(2)	19.7%
ESL Investments, Inc. and related entities(3) 1170 Kane Concourse, Suite 200, Bay Harbor, FL 33154	17,801,947	(4)	17.3%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	6,488,986	(5)	6.3%
Capital Research Global Investors 333 South Hope Street, Los Angeles, CA 90071	6,000,000	(6)	5.8%

(1)	Based on 103,100,729 shares outstanding at March 18, 2016.

(2)
Based on a Schedule 13D/A filed with the SEC on February 16, 2016, the number of shares beneficially owned by Mr. Gates as of March 18, 2016 includes 18,431,162 shares held by Cascade Investment, L.L.C. (“Cascade”) and 1,898,717 shares held by the Bill & Melinda Gates Foundation Trust (the “Trust”). All shares of our common stock held by Cascade may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade, and all shares of our common stock beneficially owned by the Trust may be deemed to be beneficially owned by Mr. Gates as a co-trustee of the Trust. Mr. Gates has sole voting power with respect to 18,431,162 shares and shared voting power with respect to 1,898,717 shares. The address of Cascade is 2365 Carillon Point, Kirkland, WA 98033, and the address of the Trust is 500 Fifth Avenue North, Seattle, WA 98119.

(3)
Includes ESL Partners, L.P. (“Partners”), RBS Partners, L.P. (“RBS”), ESL Investments, Inc. (“Investments”), The Lampert Foundation (the “Foundation”), and Edward S. Lampert. Partners, RBS, Investments, the Foundation, and Mr. Lampert are collectively referred to as the “ESL Entities.”

(4)
Based on a Schedule 13D/A filed with the SEC on January 5, 2016, the total number of AutoNation shares beneficially owned by the ESL Entities consists of 6,093,287 shares held by Partners, 212,928 shares held by the Foundation, and 11,495,732 shares held by Mr. Lampert. Each of Partners, RBS, and Investments has sole voting and dispositive power with respect to 6,093,287 shares and shared dispositive power with respect to 11,495,732 shares; the Foundation has sole voting and dispositive power with respect to 212,928 shares; and Mr. Lampert has sole voting power with respect to 17,801,947 shares, sole dispositive power with respect to 6,306,215 shares, and shared dispositive power with respect to 11,495,732 shares.

(5)
Based on a Schedule 13G/A filed with the SEC on February 10, 2016, The Vanguard Group has sole voting power with respect to 135,851 shares, shared voting power with respect to 6,800 shares, sole dispositive power with respect to 6,337,635 shares, and shared dispositive power with respect to 151,351 shares.

(6)	Based on a Schedule 13G/A filed with the SEC on February 16, 2016, Capital Research Global Investors has sole voting and dispositive power with respect to 6,000,000 shares.
SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth certain information as of March 18, 2016 regarding the amount of our common stock beneficially owned by (1) each of our directors, (2) each of our 2015 named executive officers, and (3) our directors and executive officers as a group. Beneficial ownership includes shares that may be acquired within 60 days of March 18, 2016 through the exercise of outstanding stock options (including, in the case of Mr. Jackson, who is retirement eligible under our equity compensation plans, currently unvested stock options that would accelerate in the event of his retirement, and, in the case of each non-employee director, currently unvested stock options that would accelerate in the event of termination of Board service and vested restricted stock units), as well as shares of restricted stock. Unless otherwise indicated and subject to applicable community property laws, each person listed in the table has sole voting and investment power with respect to the securities listed.

Name of Beneficial Owner	Number of Shares of Common Stock Owned		Number of Shares Acquirable Within 60 days		Shares of Common Stock Beneficially Owned
					Number	Percent(1)
Mike Jackson	114,463		1,634,008	(2)	1,748,471	1.7%
Robert J. Brown	200		29,259	(3)	29,459	*
Rick L. Burdick	14,490		94,259	(3)	108,749	*
Tomago Collins	—		9,259	(4)	9,259	*
David B. Edelson	4,850		156,259	(3)	161,109	*
Karen C. Francis	500		—		500	*
Robert R. Grusky	7,381		130,259	(3)	137,640	*
Kaveh Khosrowshahi	—		4,259	(4)	4,259	*
Michael Larson	3,000		124,259	(3)	127,259	*
G. Mike Mikan	4,500		29,259	(5)	33,759	*
Alison H. Rosenthal	—		69,259	(3)	69,259	*
Jonathan P. Ferrando	50,000	(6)	484,140		534,140	*
William R. Berman	3,844	(7)	30,879		34,723	*
Cheryl Miller	8,017	(8)	36,247		44,264	*
Donna Parlapiano	17,443	(7)	20,844		38,287	*
All directors and executive officers as a group (15 persons)	228,688		2,852,449		3,081,137	2.9%

*	Less than 1%.

(1)	Based on 103,100,729 shares outstanding at March 18, 2016.

(2)
Includes 496,589 shares that may be acquired upon exercise of currently vested options, and 1,137,419 shares underlying currently unvested options since Mr. Jackson is eligible for retirement treatment under the Company’s equity compensation plans. All options held by Mr. Jackson are owned by a trust of which he is the sole trustee and beneficiary. Mr. Jackson disclaims beneficial ownership of 475,436 shares underlying currently unvested options, which options he has agreed to transfer in the future pursuant to a transaction that will be exempt from Section 16 of the Exchange Act pursuant to Rule 16a-12 promulgated thereunder.

(3)	Includes 15,000 shares that may be acquired upon exercise of currently unvested options that would accelerate in the event of termination of Board service and 14,259 vested restricted stock units.

(4)	Represents vested restricted stock units.

(5)	Includes 7,500 shares that may be acquired upon exercise of currently unvested options that would accelerate in the event of termination of Board service and 14,259 vested restricted stock units.

(6)	Includes 33,000 shares owned by Mr. Ferrando and his wife as tenants by the entirety.

(7)	Represents unvested shares of restricted stock.

(8)	Includes 3,921 unvested shares of restricted stock.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, certain of our officers, and persons who beneficially own more than 10% of our stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. Based solely on a review of the copies of such reports furnished to us during the year ended December 31, 2015, and written representations that no reports on Form 5 were required, our directors, executive officers, and greater than 10% beneficial owners complied with all such applicable filing requirements, except that one amendment to a Form 3 was filed on March 23, 2015 for Mr. Brown to include 200 shares of our common stock that were inadvertently omitted from the Form 3 filed by Mr. Brown on February 25, 2010 and subsequent reports.

EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The following statement made by our Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.
The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
Compensation Committee:
Michael Larson, Chair
Rick L. Burdick
G. Mike Mikan

COMPENSATION DISCUSSION AND ANALYSIS
Overview
Our compensation programs are administered by the Compensation Committee (referred to as the “Committee” in this section) of the Board. The Committee primarily assists our Board in fulfilling its compensation oversight responsibilities by, among other things:

•	reviewing our director compensation program and suggesting changes in director compensation to the Board, if appropriate;

•	reviewing and approving the compensation of our CEO and other senior executive officers and setting annual and long-term performance goals for these individuals;

•	reviewing and approving the compensation of all of our corporate officers;

•	reviewing the Company’s program for management development and succession planning;

•	reviewing and approving performance-based compensation of executive officers as contemplated under Section 162(m) of the Code, including incentive awards and stock-based awards; and

•	administering our equity compensation plans.
From January 1, 2015 until May 14, 2015, the Committee consisted of Messrs. Larson (Chair), Burdick, Migoya, and Mikan. Mr. Migoya did not stand for re-election to the Board at the 2015 Annual Meeting of Stockholders of AutoNation, Inc., and since May 14, 2015, the Committee has consisted of Messrs. Larson (Chair), Burdick, and Mikan.
This section discusses the Company’s compensation policies and programs as it relates to the following “named executive officers” whose compensation information is presented in the tables that follow:

Mike Jackson	Chairman of the Board, Chief Executive Officer and President
Jonathan P. Ferrando	Executive Vice President - General Counsel, Corporate Development and Human Resources
William R. Berman	Executive Vice President and Chief Operating Officer
Cheryl Miller	Executive Vice President and Chief Financial Officer
Donna Parlapiano	Senior Vice President, Franchise Operations and Corporate Real Estate
Compensation Philosophy and Objectives
The Committee’s fundamental philosophy is to closely link executive compensation with the achievement of performance goals, which are reviewed by our Board, and to create an owner-oriented culture. The Committee’s objectives in administering our compensation program for executive officers are to ensure that we are able to attract and retain highly-skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term stockholder value. The Committee also believes that overall compensation should be fair for the services rendered and that the compensation structure should be transparent, which is why the key components of executive compensation are limited to a base salary, an annual performance incentive award based solely on the achievement of financial targets, and long-term incentive awards in the form of stock-based awards. The Committee strives to ensure executive compensation aligns management with the Company’s annual and long-term plans and strategy.
Setting Compensation Levels of Executive Officers
The Committee reviews executive compensation at its meetings throughout the year and sets executive compensation based primarily on our financial and operating performance and on executive management’s performance in executing the Company’s business strategy, optimizing the Company’s business performance and productivity of its business operations, and increasing long-term stockholder value. The Committee also considers the scope of an executive’s duties and responsibilities and individual executive performance. Our CEO reviews the performance of other named executive officers and makes recommendations, if any, to the Committee with respect to compensation adjustments for such officers. However, the Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers.

The Committee had no pre-established target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. However, a significant portion of each named executive officer’s total compensation was allocated to compensation in the form of an annual performance-based incentive award and stock-based awards in order to provide incentives to create and maintain long-term stockholder value. The Committee also reviewed and considered total compensation in setting each element of compensation for our named executive officers.
The Role of the Compensation Consultant. Since 2013, the Committee has engaged PM, an independent compensation consulting firm, to provide research and analysis and to make recommendations as to the form and amount of executive compensation. The Committee sought input from PM on executive compensation matters for 2015, including the design and competitive positioning of our executive compensation program, our peer group, appropriate compensation levels, and evolving compensation trends. See “Board of Directors and Corporate Governance - Board Committees - Compensation Committee” above for more information regarding the Committee’s engagement of PM.
The Role of Peer Companies and Benchmarking. As part of its review of executive compensation for 2015, the Committee reviewed the executive compensation arrangements at peer group companies. Our peer group includes comparable specialty retail companies based on specific financial measures, including, but not limited to, revenue, total assets, market capitalization, and net income. For purposes of 2015 executive compensation decisions, the Committee undertook a review of the peer group used for 2014 with the assistance of PM. The Committee considered several factors in its review and determined, in consultation with PM, that, for 2015, Best Buy Co., Inc. should be added to the peer group. This change was made to improve overall comparability to AutoNation. For 2015, our peer group consisted of the following companies:

AutoZone, Inc.	GameStop Corp.	Nordstrom, Inc.
Bed Bath & Beyond Inc.	The Gap, Inc.	Ross Stores, Inc.
Best Buy Co., Inc.	Genuine Parts Company	Staples, Inc.
CarMax, Inc.	Kohl’s Corporation	Tiffany & Co.
Dollar General Corporation	L Brands, Inc.	The TJX Companies, Inc.
Family Dollar Stores, Inc.	Macy’s Inc.
The Committee reviewed the executive compensation benchmark data, including a report prepared by PM containing its findings, data, and recommendations, in order to evaluate and confirm whether our executive compensation was within a reasonably competitive range and to set executive compensation for 2015. The Committee, however, did not set executive compensation at a specific target percentile within the peer group. The Committee focuses on providing compensation that is fair for the services rendered and reflects an executive’s experience, performance, and scope of responsibilities, closely linking executive compensation with the achievement of Company performance goals, and creating an owner-oriented culture, where the interests of our executive officers are aligned with the long-term interests of our stockholders.
2015 Executive Compensation Elements
The key elements of our executive compensation program for the year ended December 31, 2015 were:

•	base salary;

•	annual incentive award; and

•	long-term incentive compensation in the form of stock-based awards.
 Executive officers are also entitled to limited perquisites and other benefits as outlined below under “Perquisites and Other Benefits.” The following is a summary of the considerations underlying each component of compensation paid to our named executive officers for 2015.
Base Salary
We provide our named executive officers and other officers with a base salary to compensate them for services rendered during the fiscal year. The Committee reviews and, as appropriate, adjusts the base salaries for our named executive officers. The factors that the Committee considers in setting salaries include the scope of job responsibilities, individual contributions to our success, company-wide performance, and market compensation.

In October 2014, the Committee approved an annual base salary adjustment from $475,000 to $525,000 for Ms. Miller, effective January 1, 2015. In February 2015, the Committee approved an annual base salary increase from $386,250 to $475,000 for Ms. Parlapiano, effective February 16, 2015. For 2015, Ms. Parlapiano also earned a supplemental salary of $55,000 as described under “Annual Incentive Awards - 2015 Incentive Awards” below. In connection with his appointment as Executive Vice President and Chief Operating Officer, the Committee approved a base salary of $700,000 for Mr. Berman, effective February 4, 2015. Neither Mr. Jackson nor Mr. Ferrando received a base salary increase for 2015.
Annual Incentive Awards
2015 Incentive Awards
A core component of our compensation program is the AutoNation Operating Performance incentive plan (the “AOP”), the annual incentive compensation program in which incentive award-eligible, corporate-level employees participate. The AOP is designed to incentivize management to continually improve our operating performance and to use capital to maximize returns. In February 2015, the Committee established performance goals under the AOP for 2015 based upon specified levels of adjusted operating income per basic share and adjusted operating income as a percentage of gross margin.
The following table sets forth the 2015 performance metrics under the AOP:

2015 Performance Metrics	Weight	Threshold Payout Level	Target Payout Level	Maximum Payout Level
Adjusted Operating Income Per Basic Share	75%	$6.75(1)	$7.50	$9.00(2)
Adjusted Operating Income as a Percent of Gross Margin	25%	26.1%(3)	27.1%	N/A(4)

(1)	50% of target payout level.

(2)	200% of target payout level.

(3)	81.25% of target payout level.

(4)
There was no maximum for the adjusted operating income as a percentage of gross margin metric under the AOP. Each 0.1 percentage point change in this performance metric represented a plus or minus 1.875% payout versus target.

In calculating the level of our performance under the AOP, certain adjustments are made to operating income for both metrics to ensure that operating performance is measured to incentivize management appropriately (for example, floorplan interest expense is charged against operating income to ensure management manages this expense; on a generally accepted accounting principles basis, floorplan interest expense is not included in operating income). For the adjusted operating income per basic share metric, operating income per basic share is also adjusted to reflect a capital charge for acquisitions and the repurchase of shares of our common stock. The capital charge is designed to encourage more productive uses of capital and to discourage less productive uses of capital. The adjusted operating income as a percentage of gross margin metric is designed to incentivize management to manage variability in our expense structure and to increase the productivity of our operations so that bottom-line profitability and stockholder value are maximized.
The Committee, in its sole discretion, determines which of our executive officers or other key employees will participate in a separate incentive compensation plan designed to create a direct link between pay and performance for our senior officers and to ensure that annual cash incentive awards payable to our senior officers are tax-deductible by the Company pursuant to Section 162(m) of the Code. The incentive compensation plan for our senior officers that was approved by the Company’s stockholders in 2012 is titled the “AutoNation, Inc. Senior Executive Incentive Bonus Plan” and is referred to as the “Executive Incentive Plan.” Historically, the Committee has selected only those officers who were likely to receive annual compensation in excess of $1 million. Our executive officers may participate in either the AOP or the Executive Incentive Plan, but not both. The Committee is also responsible for identifying annual “performance factors” and establishing specific performance targets with respect thereto that must be met in order for annual incentive awards to be paid under the Executive Incentive Plan.
In early 2015, the Committee established an incentive compensation program for 2015 under the Executive Incentive Plan for the persons then serving as executive officers, including Messrs. Jackson, Ferrando, and Berman and

Ms. Miller. Under the terms of the Executive Incentive Plan, the Committee set specific annual performance goals and established an objective formula for calculating the amount of the target awards for participants. The 2015 performance metrics that the Committee established under the Executive Incentive Plan were the same as those that the Committee established for 2015 under the AOP (set forth above) for all other corporate bonus plan participants. For 2015, Ms. Parlapiano participated in the AOP instead of the Executive Incentive Plan. The Committee believes that symmetry between the AOP and the Executive Incentive Plan assures that all participants are appropriately aligned to achieve our objectives.
One hundred percent of the target award for each participant in the AOP and the Executive Incentive Plan was based upon achievement of the predetermined performance goals. Incentive awards under the AOP and the Executive Incentive Plan were payable on a sliding scale based on the Company’s actual achievement relative to the predetermined goals, with the possibility that awards earned may exceed or be less than the targeted payout level. The Committee had absolute “negative discretion” to eliminate or reduce the amount of any award under the AOP and the Executive Incentive Plan.
In 2013, as part of its retention efforts with respect to Mr. Jackson, the Committee established a three-year deferred incentive compensation program for Mr. Jackson (referred to as the “Deferred Bonus Program”), which provided that a portion of the incentive compensation earned by Mr. Jackson (equal to the amount earned in respect of 33 1/3% of his base salary) for each of 2013, 2014, and 2015 would be paid to him on a deferred basis in February 2016 (without interest), subject to certain terms and conditions.
The following table sets forth the 2015 threshold and target awards, expressed as a percentage of salary, established for each named executive officer.

Participant	2015 Threshold (% of Salary)	2015 Target (% of Salary)	2015 Maximum
Mike Jackson	30.47%	150%	(1), (2)
Jonathan P. Ferrando	18.28%	90%	(1), (2)
William R. Berman	16.25%	80%	(1), (2)
Cheryl Miller	13.20%	65%	(1), (2)
Donna Parlapiano	9.14%	45%	(1), (3)

(1)	The maximum payout level for the adjusted operating income per basic share metric was 200% versus target.

(2)
While there was no maximum for the adjusted operating income as a percentage of gross margin metric, the maximum amount payable to any one participant in any one year is $5,000,000 under the Executive Incentive Plan. Each 0.1 percentage point change in the adjusted operating income as a percentage of gross margin metric represented a plus or minus 1.875% payout.

(3)
There was no maximum for the adjusted operating income as a percentage of gross margin metric under the AOP. Each 0.1 percentage point change in this performance metric represented a plus or minus 1.875% payout.

 Based on our financial performance against the performance targets, incentive awards under the AOP and the Executive Incentive Plan were paid at 90.63% of the targeted levels. Performance under the AOP and the Executive Incentive Plan for 2015 was calculated as follows:

2015 Performance Metrics	Weight	Target Payout Level	Attainment	Payout	Weighted Payout
Adjusted Operating Income Per Basic Share	75%	$7.50	$7.35	90.0%	67.50%
Adjusted Operating Income as a Percent of Gross Margin	25%	27.1%	26.7%	92.5%	23.13%
Achieved Payout Level					90.63%
Actual payouts to our named executive officers are shown in the table titled “Summary Compensation Table” below. The portion of the 2013, 2014, and 2015 incentive compensation earned by Mr. Jackson under the Executive

Incentive Plan which was subject to the Deferred Bonus Program (total of $1,251,730) was paid to Mr. Jackson during the first quarter of 2016.
At the end of 2013, we adopted a management program (the “Brand Champions Program”) pursuant to which certain employees, including Ms. Parlapiano, assumed increased responsibilities with respect to key franchises owned by the Company. In connection with the adoption of the Brand Champions Program, the Committee approved a compensatory arrangement for such employees, including Ms. Parlapiano, pursuant to which Ms. Parlapiano earned $55,000 in the form of supplemental salary and was eligible to earn up to an additional $165,000 in the form of supplemental incentive compensation for 2015. The total supplemental incentive payout to Ms. Parlapiano was $102,000 for 2015. No other named executive officer participated in the Brand Champions Program or related compensatory arrangement for 2015.
Long-Term Incentive Awards
The Committee grants stock-based awards to our named executive officers in order to provide long-term incentives which align the long-term interests of management and our stockholders. The Committee believes that stock-based awards motivate our named executive officers to focus on optimizing our long-term business performance and stockholder value and create an owner-oriented culture. For 2015, the Committee administered our equity compensation plans and approved all stock-based awards under the AutoNation, Inc. 2008 Employee Equity and Incentive Plan (the “2008 Plan”), which was approved by our stockholders at the 2008 Annual Meeting of Stockholders.
Stock-based awards are approved on an annual basis in amounts determined by the Committee, while carefully considering the cost to us and our stockholders, including common stock dilution. For 2015, the sum of all stock-based awards granted to AutoNation employees represented potential share issuances equal to approximately 0.99% of our outstanding shares of common stock (0.85% relating to stock options and 0.14% relating to restricted stock), based on the number of shares of our common stock outstanding at the beginning of 2015.
In 2015, the Committee approved two types of stock-based awards: stock options and restricted stock. Consistent with prior practice for Executive Vice Presidents and more senior officers, Messrs. Jackson, Ferrando, and Berman and Ms. Miller received stock options only. Ms. Parlapiano received a mix of stock options and restricted stock. Other eligible employees received either a mix of stock options and restricted stock, or restricted stock only.
Consistent with prior practice, for 2015 the Committee approved an annual stock option award for each eligible employee during the first quarter and granted the stock option award in four equal increments over the year, subject to continuous employment by the award recipient through each grant date, and, except as otherwise provided by the Committee, subject to the award recipient remaining at the same job grade level. In addition, also consistent with prior practice, for 2015 the Committee approved an annual restricted stock award for each eligible employee and and granted the award on the first trading day in March. In connection with new hires or promotions, the Committee has from time to time approved stock-based awards later in the year.
Stock option and restricted stock grants are made to eligible employees on the same terms, other than the number of options or number of shares of restricted stock granted, which varies primarily by position and based on individual performance.
2015 Stock-Based Awards
On February 5, 2015, the Committee approved the 2015 annual stock option awards for eligible employees, including our named executive officers. One-fourth of each stock option award that was approved in February 2015 was granted on each of March 2, June 1, September 1, and December 1, 2015. The 2015 stock option grants have an exercise price equal to the closing price per share on the applicable grant date, will vest in 25% annual increments on each of the first four anniversaries of June 1, 2015, and will expire on March 2, 2025. Detailed information regarding the 2015 stock option grants to our named executive officers is provided in the table entitled “Grants of Plan-Based Awards in Fiscal 2015” below.
Since the Committee approved the 2015 annual stock option awards in February 2015, the exercise price for each of the four grants comprising an annual stock option award was based on the closing price of our common stock on a pre-determined date subsequent to the approval of such award. The Committee believes that this practice is fair and reasonable to the award recipients, the Company, and its stockholders.

On February 5, 2015, the same date that it approved the 2015 stock option awards, the Committee approved the 2015 restricted stock awards for eligible employees, including Ms. Parlapiano. No other named executive officer received shares of restricted stock in 2015. See “Grants of Plan-Based Awards in Fiscal 2015” below. The restricted stock awards that were approved in February 2015 were granted on March 2, 2015 and will vest in 25% annual increments on each of the first four anniversaries of June 1, 2015. Recipients of restricted stock have the right to vote and receive dividends on the stock underlying the restricted stock award. Any stock received as a dividend on shares underlying a restricted stock award will be subject to the same restrictions as the shares of stock underlying such restricted stock award.
Perquisites and Other Benefits
Our compensation program for named executive officers also includes limited perquisites and other benefits, including participation in the Company’s life and health insurance and similar benefit programs (including the AutoNation 401(k) Plan and the AutoNation, Inc. Deferred Compensation Plan) on the same general terms as other participants in these programs, participation in Company car programs entitling the executives to a demonstrator vehicle and/or a vehicle allowance, and use of an on-site fitness facility. In addition, Mr. Jackson’s employment agreement provides for personal use of corporate aircraft of up to 70 hours per year.
Employment Agreement with CEO
In January 2015, we entered into an amended employment agreement with Mike Jackson, pursuant to which Mr. Jackson will continue to serve as Chairman and Chief Executive Officer until December 31, 2019. He was named President of the Company effective February 4, 2015, in addition to his positions as Chairman and Chief Executive Officer. The Committee believes that entering into the employment agreement with Mr. Jackson furthered our efforts to retain him. See “Summary Compensation Table” below for more information.
Severance and Change in Control Policy and Agreements for Post-Termination Payments
We have a policy governing severance and change in control agreements with the Company’s named executive officers, which is set forth in our Corporate Governance Guidelines. Generally, the policy provides that we will not enter into any severance agreements with senior executives that provide specified benefits in an amount exceeding 299% of the sum of such executive’s base salary plus bonus unless such severance agreement has been submitted to a stockholder vote. Further, unless such severance agreement has been submitted to a stockholder vote, we will not enter into a severance agreement that provides for the payment of specified benefits to an executive triggered by (i) a change in control of our Company that is approved by stockholders but not completed, or (ii) a completed change in control of the Company in which the named executive officer remains employed in a substantially similar capacity by the successor entity. We have not entered into any change in control agreements with any of our named executive officers.
We have entered into an employment agreement with Mr. Jackson that provides for payments or benefits to him at, following, or in connection with, termination under certain circumstances. In addition, our equity compensation plans provide for accelerated vesting in the event of a “change in control” as defined in such plans. These provisions are designed to promote stability and continuity of senior management. A description of the applicable potential payments pursuant to such provisions for the named executive officers is provided under “Potential Payments Upon Termination or Change in Control” below.
Policy Regarding Recoupment of Certain Incentive Compensation
On February 6, 2015, the Board adopted the AutoNation, Inc. Policy Regarding Recoupment of Certain Incentive Compensation (the “Policy”). Under the Policy, if an officer (as defined for purposes of Section 16 of the Securities Exchange Act of 1934, as amended) of the Company engages in fraud, intentional misconduct, or gross negligence, and as a result, the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement, then the Company may require reimbursement or forfeiture of all or a portion of any excess incentive compensation paid to or received by such officer, during the three-year period preceding the date on which the Company is required to prepare the restatement, that would not have been paid or received under the specific terms of the applicable incentive award had the financial results been originally reported as set forth in the restatement. Each of Messrs. Jackson, Ferrando, and Berman, Mses. Miller and Parlapiano, and our Vice President and Chief Accounting Officer are covered by the Policy. A copy of the policy is available at investors.autonation.com.

Consideration of the Company’s 2014 Stockholder Vote on Executive Compensation
At our 2014 Annual Meeting of Stockholders, more than 98% of the votes cast voted to approve the advisory resolution on our executive compensation (referred to as the “say-on-pay” vote). The Committee believes that the positive outcome of the say-on-pay vote demonstrates strong stockholder support for the compensation arrangements established by the Committee for our named executive officers, and accordingly, it has not changed its overall approach. At the 2011 Annual Meeting of Stockholders, our stockholders voted to approve a triennial holding of the advisory vote on executive compensation. Accordingly, as previously disclosed by the Company, we will hold non-binding, advisory votes on executive compensation on a triennial basis until the next required non-binding, advisory vote on the frequency of the advisory vote on executive compensation. The Committee believes that our executive compensation program aligns pay with performance and reflects responsible corporate governance practices regarding executive compensation. The Committee will continue to consider the results of the 2014 advisory vote on executive compensation when making future decisions regarding the structure and implementation of our executive compensation program.
2016 Executive Compensation Decisions
For purposes of 2016 executive compensation decisions, the Committee undertook a review of our peer group with the assistance of PM. The Committee determined that Dollar Tree, Inc. should replace Family Dollar Stores, Inc. for 2016, since Dollar Tree, Inc. acquired Family Dollar Stores, Inc. during 2015. The Committee, advised by PM and based on a review of peer group data, our financial performance, and the performance of our senior executives, adjusted the target compensation levels for our named executive officers as described below.
Base Salary Adjustments. In October 2015, the Committee approved annual base salary adjustments for Messrs. Ferrando and Berman and Ms. Miller. Effective January 1, 2016, Mr. Ferrando’s annual base salary is $750,000, Mr. Berman’s is $775,000, and Ms. Miller’s is $600,000. In February 2016, the Committee approved an annual base salary increase to $530,001 for Ms. Parlapiano, effective February 16, 2016. The compensatory arrangement adopted by the Committee at the end of 2013 for the Brand Champions Program discussed above was discontinued for 2016.
2016 Annual Incentive Awards. Earlier this year, the Committee selected the 2016 participants under the Executive Incentive Plan, established specific objective annual performance goals for 2016, and set target awards for the 2016 participants under the Executive Incentive Plan. For 2016, the Committee selected each of the Company’s named executive officers to participate in the Executive Incentive Plan.
The performance goals that the Committee established for 2016 under the Executive Incentive Plan are based upon the achievement of specified levels of adjusted operating income per basic share (with an increase in the target to account for capital deployed for business acquisitions and a net charge to actual results for capital deployed for share repurchases) and adjusted operating income as a percentage of gross margin for the Company during 2016, subject in each case to an adjustment for certain extraordinary or other items. These performance goals also constitute the performance goals that have been established for incentive award-eligible, corporate-level employees of the Company under the AOP to ensure that the corporate management team is fully aligned. Incentive awards under both the AOP and the Executive Incentive Plan will be payable on a sliding scale based on our actual achievement relative to the predetermined goals, with the possibility that awards earned may exceed or be less than the targeted level. The Committee will have absolute “negative discretion” to eliminate or reduce the amount of any award under the AOP and the Executive Incentive Plan.
The following table sets forth the 2016 threshold and target awards reflected as a percentage of salary for each participant under the Executive Incentive Plan.

Participant	2016 Threshold (% of Salary)	2016 Target (% of Salary)	2016 Maximum
Mike Jackson	40.62%	200%	(1), (2)
Jonathan P. Ferrando	20.31%	100%	(1), (2)
William R. Berman	20.31%	100%	(1), (2)
Cheryl Miller	14.22%	70%	(1), (2)
Donna Parlapiano	12.19%	60%	(1), (2)

(1)	The maximum payout level for the adjusted operating income per basic share metric is 200% versus target.

(2)
While there is no maximum for the adjusted operating income as a percentage of gross margin metric, the maximum amount payable to any one participant in any one year is $5,000,000 under the Executive Incentive Plan. Each 0.1 percentage point change in the adjusted operating income as a percentage of gross margin metric represents a plus or minus 1.875% payout.

In connection with the approval of the incentive bonus program for 2016, as part of its retention efforts with respect to Mr. Jackson, the Committee established a new three-year deferred bonus program for Mr. Jackson, similar to the three-year deferred bonus program established for Mr. Jackson in 2013. Under the new three-year deferred bonus program, a portion of the bonus award earned by Mr. Jackson (equal to the amount earned in respect of 33 1/3% of his base salary) for each of 2016, 2017, and 2018 will be paid to him on a deferred basis in February 2019 (without interest), subject to certain terms and conditions.
2016 Long-Term Incentive Awards. In the first quarter of 2016, the Committee approved the 2016 annual stock-based awards for Messrs. Jackson, Ferrando, and Berman and Mses. Miller and Parlapiano. For 2016, the Committee determined that 100% of the 2016 annual stock-based awards should be granted on March 1, 2016, rather than quarterly, which was the Committee’s prior practice. The Committee considered the fact that relatively few companies use quarterly option grants, the reduced administrative burden associated with a single grant date, and the enhanced value to option-eligible associates of receiving a single grant. The stock-based awards for 2016 that the Committee approved for our named executive officers are as follows:

Name	2016 Annual Stock Option Award	2016 Annual Restricted Stock Award
Mike Jackson	426,000	—
Jonathan P. Ferrando	144,000	—
William R. Berman	104,000	—
Cheryl Miller	86,000	—
Donna Parlapiano	17,824	6,000
All stock options have an exercise price equal to $52.53 (the closing price per share on the grant date), will become exercisable in 25% annual increments on each of the first four anniversaries of March 1, 2016, and will expire on March 1, 2026. All shares of restricted stock will vest in 25% annual increments on each of the first four anniversaries of March 1, 2016.
Company Policy on Section 162(m) Limits on Deductibility of Compensation
Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to compensation paid to our Chief Executive Officer and each of our three other highest-paid named executive officers, other than our Chief Financial Officer, unless such compensation is performance-based as provided by Section 162(m) of the Code and related regulations. Although we generally have attempted to structure executive compensation so as to preserve deductibility, we also believe that there may be circumstances in which our interests are best served by maintaining flexibility in the manner in which compensation is provided, even if that might result in the non-deductibility of certain compensation under the Code. Accordingly, the Committee has from time to time approved elements of compensation for certain senior officers that are not fully deductible, and the Committee reserves the right to do so in the future.
Executive Stock Ownership Guidelines
In order to further align the long-term interests of management and stockholders and to ensure an owner-oriented culture, the Board has set stock ownership guidelines for our Chief Executive Officer and each Executive Vice President. The following table sets forth information regarding the number and dollar value of shares held by these officers as of March 18, 2016 and lists the specific ownership requirements under the ownership guidelines. The ownership guidelines provide that the ownership requirements must be met by the date that is five years after the executive was appointed to the position. Each of these officers has satisfied the ownership guidelines or has time remaining to do so.

EXECUTIVE STOCK OWNERSHIP GUIDELINES
Name	Ownership as of March 18, 2016		Ownership Requirement
	Number of Shares(1)	Dollar Value of Shares(2)
Mike Jackson	114,463	$5,552,600	$5,000,000 (4 x Salary)
Jonathan P. Ferrando	50,000	$2,425,500	$1,500,000 (2 x Salary)
William R. Berman	—	—	$1,550,000 (2 x Salary)
Cheryl Miller	4,096	$198,697(4)	$1,200,000 (2 x Salary)

(1)	Includes common stock beneficially owned by each executive and excludes shares underlying stock options and unvested restricted stock.

(2)	The value of the shares is based on the closing price of our common stock on March 18, 2016 ($48.51).

(3)	The deadline for Mr. Berman is February 4, 2020.

(4)	The deadline for Ms. Miller is March 3, 2019.
Conclusion
The Committee believes that our compensation programs appropriately reward executive performance and align the interests of our named executive officers and key employees with the long-term interests of our stockholders, while also enabling the Company to attract and retain talented executives. The Committee will continue to evolve and administer our compensation program in a manner that the Committee believes will be in the best interests of our stockholders.

COMPENSATION TABLES
Summary Compensation Table
The following table provides information regarding compensation earned by each of our named executive officers for 2015, 2014, and 2013, except in the case of Ms. Miller, who was not a named executive officer in 2013, and Mr. Berman and Ms. Parlapiano, who were not named executive officers in 2014 or 2013.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Mike Jackson Chairman, Chief Executive Officer and President	2015	1,250,000		—		—	7,074,586	1,699,313	(4)	—	114,905	(5)	10,138,804
	2014	1,250,000		—		—	7,110,567	2,082,375	(4)	—	163,654		10,606,596
	2013	1,150,000		—		—	3,323,093	1,645,420	(4)	—	164,951		6,283,464
Jonathan P. Ferrando Executive Vice President - General Counsel, Corporate Development and Human Resources	2015	700,000		—		—	2,970,749	570,969		—	33,921	(6)	4,275,639
	2014	700,000		—		—	2,985,859	699,678		—	30,708		4,416,245
	2013	561,000		—		—	1,998,485	451,507		—	27,876		3,038,868
William R. Berman Executive Vice President and Chief Operating Officer	2015	687,731		—		—	2,156,578	507,528		—	431,113	(7)	3,782,950

Cheryl Miller Executive Vice President and Chief Financial Officer	2015	522,917		—		—	1,078,289	309,275		—	43,056	(8)	1,953,537
	2014	446,552		—		190,172	1,797,871	316,521		—	22,570		2,773,686
Donna Parlapiano Senior Vice President, Franchise Operations and Corporate Real Estate	2015	515,208	(9)	102,000	(10)	286,207	266,263	193,722		—	17,393	(11)	1,380,793

(1)
The amounts reported reflect the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718 for each year shown in the table. For a description of the assumptions used in the calculation of these amounts, see Note 10 of the Notes to Consolidated Financial Statements in our Annual Reports on Form 10-K for the years ended December 31, 2015, 2014, and 2013, respectively.

(2)
The amounts reported represent amounts paid under the Executive Incentive Plan for Messrs. Jackson, Ferrando, and Berman and Ms. Miller and under the AOP for Ms. Parlapiano, in each case in respect of the year shown.

(3)
The amounts reported for personal usage by Mr. Jackson of corporate aircraft are calculated based on the aggregate incremental cost to the Company. The incremental cost to the Company of personal usage of corporate aircraft by our executives is calculated based on the direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees, and other direct operating costs. The amounts reported for personal usage of cars are based on imputed income attributable to each named executive officer calculated in accordance with Treasury regulations, which amounts we believe are equal to or greater than our incremental costs of providing such usage. In addition to the perquisites and other benefits identified in the footnotes below, our named executive officers also are eligible to use our on-site fitness facility, and from time to time, use our tickets for sporting and entertainment events for personal purposes, and receive occasional secretarial support with respect to personal matters.

(4)	Includes amounts that are subject to the terms of the Deferred Bonus Program established for Mr. Jackson. See “Compensation Discussion and Analysis - Annual Incentive Awards.”

(5)
Includes $45,828 for personal usage of corporate aircraft, $45,000 for a vehicle allowance, and $22,526 for group term life insurance premiums, and the cost of a Company paid executive health examination.

(6)	Includes $27,950 for demonstrator vehicle usage and a vehicle allowance and the cost of a Company paid executive health examination.

(7)	Includes $391,802 for relocation reimbursement (including $153,787 for tax reimbursement), $34,824 for demonstrator vehicle usage and a vehicle allowance, and a nominal service award.

(8)	Includes $37,813 for demonstrator vehicle usage and the cost of a Company paid executive health examination.

(9)
Includes $55,000 earned in the form of supplemental salary pursuant to the Brand Champions Program and related compensatory arrangement described under “Compensation Discussion and Analysis - Annual Incentive Awards - 2015 Incentive Awards.”

(10)
Represents supplemental incentive compensation earned pursuant to the Brand Champions Program and related compensatory arrangement described under “Compensation Discussion and Analysis - Annual Incentive Awards - 2015 Incentive Awards.”

(11)	Includes $15,600 for vehicle allowance.
Employment Agreement with CEO. On January 15, 2015, we entered into an amended employment agreement with Mr. Jackson pursuant to which he serves as our Chairman and Chief Executive Officer. He was named President of the Company effective February 4, 2015, in addition to his positions as Chairman and Chief Executive Officer. The agreement, which expires on December 31, 2019 (subject to earlier termination in certain circumstances), provides for a continuation of his base salary of $1,250,000 per year, subject to future increases as determined by the Compensation Committee. Mr. Jackson’s employment agreement also provides for his participation in the Executive Incentive Plan, with bonus eligibility and performance objectives as established by the Compensation Committee, provided that the target award level will be no less than 150% of his base salary. For 2015, Mr. Jackson’s target award under the Executive Incentive Plan was equal to 150% of his base salary. A portion of the incentive awards under the Executive Incentive Plan are payable to Mr. Jackson on a deferred basis (without interest), subject to certain terms and conditions, as described above under “Compensation Discussion and Analysis - Annual Incentive Awards.” The agreement provides that Mr. Jackson will participate in our equity awards program during each year of his employment at the discretion of the Compensation Committee. See “Potential Payments Upon Termination or Change in Control” for a description of certain provisions in his employment agreement that provide for payments or benefits to him at, following, or in connection with, termination under certain circumstances. The agreement also contains non-competition covenants and provides that Mr. Jackson is entitled to certain benefits during his employment, including limited personal use of our corporate aircraft.

Grants of Plan-Based Awards in Fiscal 2015
The following table sets forth certain information with respect to (i) the 2015 non-equity incentive plan awards granted to Messrs. Jackson, Ferrando, and Berman and Ms. Miller under the Executive Incentive Plan, (ii) the 2015 non-equity incentive plan award granted to Ms. Parlapiano under the AOP, and (iii) the 2015 stock-based awards granted to each of our named executive officers under the 2008 Plan. The material terms of these awards are described above in the sections titled “Annual Incentive Awards” and “Long-Term Incentive Awards” under “Compensation Discussion and Analysis.”

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2015
Name	Award Type	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
				Threshold ($)	Target ($)	Maximum($)(1)
Mike Jackson	Option	3/2/2015	2/5/2015					82,011	62.60	1,946,146
	Option	6/1/2015	2/5/2015					82,012	62.93	1,821,577
	Option	9/1/2015	2/5/2015					82,012	58.08	1,632,178
	Option	12/1/2015	2/5/2015					82,012	64.48	1,674,685
	Annual Cash			380,813	1,875,000	5,000,000
Jonathan P. Ferrando	Option	3/2/2015	2/5/2015					34,438	62.60	817,224
	Option	6/1/2015	2/5/2015					34,438	62.93	764,906
	Option	9/1/2015	2/5/2015					34,438	58.08	685,375
	Option	12/1/2015	2/5/2015					34,439	64.48	703,244
	Annual Cash			127,953	630,000	5,000,000
William R. Berman	Option	3/2/2015	2/5/2015					25,000	62.60	593,258
	Option	6/1/2015	2/5/2015					25,000	62.93	555,278
	Option	9/1/2015	2/5/2015					25,000	58.08	497,543
	Option	12/1/2015	2/5/2015					25,000	64.48	510,500
	Annual Cash			113,736	560,000	5,000,000
Cheryl Miller	Option	3/2/2015	2/5/2015					12,500	62.60	296,629
	Option	6/1/2015	2/5/2015					12,500	62.93	277,639
	Option	9/1/2015	2/5/2015					12,500	58.08	248,771
	Option	12/1/2015	2/5/2015					12,500	64.48	255,250
	Annual Cash			69,308	341,250	5,000,000
Donna Parlapiano	Restricted Stock	3/2/2015	2/5/2015				4,572			286,207
	Option	3/2/2015	2/5/2015					3,427	62.60	65,735
	Option	6/1/2015	2/5/2015					3,427	62.93	62,346
	Option	9/1/2015	2/5/2015					3,427	58.08	68,203
	Option	12/1/2015	2/5/2015					3,427	64.48	69,979
	Annual Cash			43,413	213,750	N/A

(1)	$5,000,000 is the maximum allowable award under the Executive Incentive Plan.

(2)	Amounts reported in this column are based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at End of Fiscal 2015
The following table provides information concerning unexercised options and unvested restricted stock held by our named executive officers as of December 31, 2015.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2015
		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Mike Jackson(2)	9/1/2009	33,006	—	18.02	3/2/2019	—	—
	3/1/2010	37,104	—	18.20	3/1/2020	—	—
	6/1/2010	37,104	—	19.64	3/1/2020	—	—
	9/1/2010	37,104	—	23.21	3/1/2020	—	—
	12/1/2010	37,104	—	26.49	3/1/2020	—	—
	3/1/2011	32,231	—	32.50	3/1/2021	—	—
	6/1/2011	32,231	—	34.51	3/1/2021	—	—
	9/1/2011	32,231	—	40.37	3/1/2021	—	—
	12/1/2011	32,231	—	35.99	3/1/2021	—	—
	3/1/2012	21,970	12,584	34.09	3/1/2022	—	—
	6/1/2012	21,970	12,584	35.00	3/1/2022	—	—
	9/4/2012	21,970	12,584	41.16	3/1/2022	—	—
	12/3/2012	21,970	12,584	38.63	3/1/2022	—	—
	3/1/2013	12,658	21,750	43.45	3/1/2023	—	—
	6/3/2013	12,658	21,750	46.22	3/1/2023	—	—
	9/3/2013	12,658	21,750	47.25	3/1/2023	—	—
	12/2/2013	12,658	21,750	48.80	3/1/2023	—	—
	3/3/2014	11,932	61,509	52.65	3/3/2024	—	—
	6/2/2014	11,933	61,509	57.44	3/3/2024	—	—
	9/2/2014	11,933	61,509	54.04	3/3/2024	—	—
	12/1/2014	11,933	61,509	58.29	3/3/2024	—	—
	3/2/2015	—	82,011	62.60	3/2/2025	—	—
	6/1/2015	—	82,012	62.93	3/2/2025	—	—
	9/1/2015	—	82,012	58.08	3/2/2025	—	—
	12/1/2015	—	82,012	64.48	3/2/2025	—	—
Jonathan P. Ferrando	12/1/2009	20,000	—	17.70	3/2/2019	—	—
	3/1/2010	38,341	—	18.20	3/1/2020	—	—
	6/1/2010	38,341	—	19.64	3/1/2020	—	—
	9/1/2010	38,341	—	23.21	3/1/2020	—	—
	12/1/2010	38,341	—	26.49	3/1/2020	—	—
	3/1/2011	33,303	—	32.50	3/1/2021	—	—
	6/1/2011	33,303	—	34.51	3/1/2021	—	—
	9/1/2011	33,303	—	40.37	3/1/2021	—	—
	12/1/2011	33,303	—	35.99	3/1/2021	—	—
	3/1/2012	22,702	7,568	34.09	3/1/2022	—	—
	6/1/2012	22,702	7,568	35.00	3/1/2022	—	—
	9/4/2012	22,702	7,568	41.16	3/1/2022	—	—
	12/3/2012	22,702	7,568	38.63	3/1/2022	—	—
	3/1/2013	13,080	13,080	43.45	3/1/2023	—	—
	6/3/2013	13,080	13,080	46.22	3/1/2023	—	—
	9/3/2013	13,080	13,080	47.25	3/1/2023	—	—
	12/2/2013	13,080	13,080	48.80	3/1/2023	—	—
	3/3/2014	8,609	25,829	52.65	3/3/2024	—	—
	6/2/2014	8,609	25,829	57.44	3/3/2024	—	—

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2015
		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Jonathan P. Ferrando	9/2/2014	8,609	25,829	54.04	3/3/2024	—	—
(continued)	12/1/2014	8,609	25,830	58.29	3/3/2024	—	—
	3/2/2015	—	34,438	62.60	3/2/2025	—	—
	6/1/2015	—	34,438	62.93	3/2/2025	—	—
	9/1/2015	—	34,438	58.08	3/2/2025	—	—
	12/1/2015	—	34,439	64.48	3/2/2025	—	—
William R. Berman	3/1/2010	2,381	—	18.20	3/1/2020	—	—
	6/1/2010	2,381	—	19.64	3/1/2020	—	—
	9/1/2010	2,381	—	23.21	3/1/2020	—	—
	12/1/2010	2,381	—	26.49	3/1/2020	—	—
	3/1/2011	2,068	—	32.50	3/1/2021	—	—
	6/1/2011	2,068	—	34.51	3/1/2021	—	—
	9/1/2011	2,068	—	40.37	3/1/2021	—	—
	12/1/2011	2,068	—	35.99	3/1/2021	—	—
	3/1/2012	—	—	—	—	784	46,773
	3/1/2012	1,764	588	34.09	3/1/2022	—	—
	6/1/2012	1,764	588	35.00	3/1/2022	—	—
	9/4/2012	1,764	588	41.16	3/1/2022	—	—
	12/3/2012	1,764	588	38.63	3/1/2022	—	—
	3/1/2013	—	—	—	—	1,356	80,899
	3/1/2013	1,016	1,017	43.45	3/1/2023	—	—
	6/3/2013	1,016	1,017	46.22	3/1/2023	—	—
	9/3/2013	1,016	1,017	47.25	3/1/2023	—	—
	12/2/2013	1,016	1,017	48.80	3/1/2023	—	—
	3/3/2014	—	—	—	—	1,704	101,661
	3/3/2014	426	1,278	52.65	3/3/2024	—	—
	6/2/2014	426	1,278	57.44	3/3/2024	—	—
	9/2/2014	426	1,278	54.04	3/3/2024	—	—
	12/1/2014	685	2,056	58.29	3/3/2024	—	—
	3/2/2015	—	25,000	62.60	3/2/2025	—	—
	6/1/2015	—	25,000	62.93	3/2/2025	—	—
	9/1/2015	—	25,000	58.08	3/2/2025	—	—
	12/1/2015	—	25,000	64.48	3/2/2025	—	—
Cheryl Miller	6/1/2009	245	—	16.99	3/2/2019	—	—
	9/1/2009	246	—	18.02	3/2/2019	—	—
	12/1/2009	246	—	17.70	3/2/2019	—	—
	3/1/2010	715	—	18.20	3/1/2020	—	—
	6/1/2010	715	—	19.64	3/1/2020	—	—
	9/1/2010	1,010	—	23.21	3/1/2020	—	—
	12/1/2010	1,010	—	26.49	3/1/2020	—	—
	3/1/2011	1,243	—	32.50	3/1/2021	—	—
	6/1/2011	1,243	—	34.51	3/1/2021	—	—
	9/1/2011	1,243	—	40.37	3/1/2021	—	—
	12/1/2011	1,243	—	35.99	3/1/2021	—	—
	3/1/2012	—	—	—	—	444	26,489
	3/1/2012	896	333	34.09	3/1/2022	—	—
	6/1/2012	896	333	35.00	3/1/2022	—	—
	9/4/2012	896	333	41.16	3/1/2022	—	—
	12/3/2012	896	333	38.63	3/1/2022	—	—

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2015
		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Cheryl Miller	3/1/2013	—	—	—	—	768	45,819
(continued)	3/1/2013	575	575	43.45	3/1/2023	—	—
	6/3/2013	575	575	46.22	3/1/2023	—	—
	9/3/2013	575	575	47.25	3/1/2023	—	—
	12/2/2013	575	575	48.80	3/1/2023	—	—
	3/3/2014	—	—	—	—	2,709	161,619
	3/3/2014	12,801	38,406	52.65	3/3/2024	—	—
	6/2/2014	2,801	8,406	57.44	3/3/2024	—	—
	9/2/2014	2,801	8,406	54.04	3/3/2024	—	—
	12/1/2014	2,801	8,406	58.29	3/3/2024	—	—
	3/2/2015	—	12,500	62.60	3/2/2025	—	—
	6/1/2015	—	12,500	62.93	3/2/2025	—	—
	9/1/2015	—	12,500	58.08	3/2/2025	—	—
	12/1/2015	—	12,500	64.48	3/2/2025	—	—
Donna Parlapiano	3/1/2011	1,041	—	32.50	3/1/2021	—	—
	6/1/2011	1,041	—	34.51	3/1/2021	—	—
	9/1/2011	2,081	—	40.37	3/1/2021	—	—
	12/1/2011	1,041	—	35.99	3/1/2021	—	—
	3/1/2012	—	—	—	—	1,262	75,291
	3/1/2012	946	946	34.09	3/1/2022	—	—
	6/1/2012	946	946	35.00	3/1/2022	—	—
	9/4/2012	1,892	946	41.16	3/1/2022	—	—
	12/3/2012	1,892	946	38.63	3/1/2022	—	—
	3/1/2013	—	—	—	—	2,180	130,059
	3/1/2013	1,635	1,635	43.45	3/1/2023	—	—
	6/3/2013	1,635	1,635	46.22	3/1/2023	—	—
	9/3/2013	1,635	1,635	47.25	3/1/2023	—	—
	12/2/2013	1,635	1,635	48.80	3/1/2023	—	—
	3/3/2014	—	—	—	—	3,429	204,574
	3/3/2014	856	2,571	52.65	3/3/2024	—	—
	6/2/2014	856	2,571	57.44	3/3/2024	—	—
	9/2/2014	856	2,571	54.04	3/3/2024	—	—
	12/1/2014	856	2,571	58.29	3/3/2024	—	—
	3/2/2015	—	—	—	—	4,572	272,766
	3/2/2015	—	3,427	62.60	3/2/2025	—	—
	6/1/2015	—	3,427	62.93	3/2/2025	—	—
	9/1/2015	—	3,427	58.08	3/2/2025	—	—
	12/1/2015	—	3,427	64.48	3/2/2025	—	—

(1)
Stock options and shares of restricted stock vested or will vest in 25% annual increments on each of the first, second, third, and fourth anniversaries of June 1 of the year in which they were granted.

(2)
All options held by Mr. Jackson are owned by a trust of which he is the sole trustee and beneficiary. Options transferred by Mr. Jackson during 2015 and in previous years pursuant to transactions that were exempt from Section 16 of the Exchange Act pursuant to Rule 16a-12 promulgated thereunder are not shown in the table.

(3)	Based on the closing price per share of our common stock on December 31, 2015 ($59.66).

Option Exercises and Stock Vested in Fiscal 2015
The following table provides information concerning exercises of stock options and vesting of restricted stock held by the named executive officers during 2015.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2015
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mike Jackson	—	—	—	—
Jonathan P. Ferrando	129,768	6,263,291	—	—
William R. Berman	—	—	2,720	171,170
Cheryl Miller	—	—	2,219	139,642
Donna Parlapiano	7,888	249,963	4,883	307,287
Non-Qualified Deferred Compensation in Fiscal 2015
The AutoNation, Inc. Deferred Compensation Plan (“DCP”) affords the named executive officers and certain other employees the opportunity to defer up to 75% of base salary and 90% of bonuses and/or commissions on a pre-tax basis. For 2015, we provided matching contributions for both the DCP and the AutoNation 401(k) Plan. Participants eligible for a matching contribution under the DCP were not eligible for the matching contribution in the AutoNation 401(k) Plan. For 2015, we provided eligible participants under the DCP a matching contribution of up to 50% of the first $5,000 deferred (including any amounts that were earned in 2015 but paid and deferred in 2016). The 2015 matching contributions were credited by the Company as of January 4, 2016. One-third of the 2015 matching contributions vested as of January 4, 2016, and an additional one-third will vest in January 2017 and 2018, provided, however, that a participant’s matching contribution will immediately vest in the event of the death of such participant while actively employed, the disability of such participant, or the attainment of age sixty with at least six years of service by such participant. Our non-employee directors are also eligible to defer all or a portion of their annual and committee retainers under the DCP. We do not provide matching contributions to non-employee directors that participate in the DCP.
Earnings on deferrals are based on “deemed” investments in funds selected for inclusion in the DCP by us. The DCP provides daily processing of account transactions including participant deemed investment election changes. Additionally, the DCP provides for payment of vested deferrals and earnings upon separation from service, death, and disability as well as upon specified in-service payment dates selected by the participants. Participants may elect to receive payments upon specified in-service dates (in the form of a lump sum payment or up to five annual installments) or upon separation from service (in the form of a lump sum payment or up to 15 annual installments). The DCP is intended to meet the requirements of Section 409A of the Code and other relevant provisions thereunder and related Treasury regulations.

The following table sets forth the non-qualified deferred compensation activity for each named executive officer during 2015.

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2015
Name	Executive Contributions in Last Fiscal Year ($)		AutoNation Contributions in Last Fiscal Year ($)		Aggregate Earnings (Loss) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Mike Jackson	377,625	(2)	—		—	—	1,251,730	(3)
Jonathan P. Ferrando	25,000	(4)	2,500	(5)	(10,339)	71,182	66,554	(6)
William R. Berman	77,523	(4)	2,500	(5)	(15,785)	—	475,674	(7)
Cheryl Miller	10,000	(4)	2,500	(5)	(1,973)	—	56,096	(8)
Donna Parlapiano	4,002	(4)	—		(977)	—	6,471	(7)

(1)	These amounts are not included in the “Summary Compensation Table.”

(2)
Amount reflects the portion of Mr. Jackson’s non-equity incentive plan compensation for 2015 that was subject to the terms of the Deferred Bonus Program (included in the “Non-Equity Incentive Plan Compensation” column for

2015 in the “Summary Compensation Table”). See “Compensation Discussion and Analysis - Annual Incentive Awards” for additional information regarding the Deferred Bonus Program. Mr. Jackson did not participate in the DCP.

(3)
Amount reflects the portions of the 2013, 2014, and 2015 non-equity incentive plan compensation earned by Mr. Jackson under the Executive Incentive Plan (and included in the “Non-Equity Incentive Plan Compensation” column for 2013, 2014, and 2015, respectively, in the “Summary Compensation Table”) that were subject to the Deferred Bonus Program. See “Compensation Discussion and Analysis - Annual Incentive Awards” for additional information regarding the Deferred Bonus Program.

(4)
Amounts are included in the “Salary” column for 2015 in the “Summary Compensation Table,” except for $8,750 for Mr. Berman and $4,002 for Ms. Parlapiano, which amounts were earned in 2014 (before they became named executive officers).

(5)	Amounts represent 2015 matching contributions under the DCP, which were credited by the Company as of January 4, 2016.

(6)
Amount, other than (a) contributions reported in the “Executive Contributions in Last Fiscal Year” and “AutoNation Contributions in Last Fiscal Year” columns and (b) gains or losses not required to be reported in the “Summary Compensation Table,” has been previously reported as compensation in the “Summary Compensation Table” for previous years.

(7)	Amounts not previously reported as compensation in the “Summary Compensation Table” for previous years, since Mr. Berman and Ms. Parlapiano were not named executive officers prior to 2015.

(8)	$12,500 of this amount has been previously reported as compensation in the “Summary Compensation Table” for 2014.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation that would have been payable to each of our named executive officers under any contract, agreement, plan, or arrangement with us that provides for any payment to such executive in the event of termination of such executive’s employment or a change in control of the Company, in each case assuming the termination or change in control occurred effective as of December 31, 2015, the last business day of our last completed fiscal year. The amount of compensation payable to each named executive officer upon “termination for cause,” “voluntary termination” (or “voluntary termination for good reason” and “voluntary termination without good reason”), “death or disability,” “retirement,” “involuntary termination without cause,” and “change in control,” as applicable, is shown below. We have prepared the tables based on the assumptions set forth below under “General Assumptions,” and the tables should be considered in conjunction with those assumptions and the disclosures below the tables.
General Assumptions
Stock-Based Awards
In certain cases upon a termination or change in control, the vesting of unvested stock options and shares of restricted stock is accelerated. To determine the value of each unvested stock option that would accelerate in such cases, we calculated the difference, if positive, between (1) the closing price per share of our common stock on December 31, 2015, which was $59.66, and (2) the exercise price of such stock option, and multiplied such difference by the number of shares underlying such stock option. To determine the market value of unvested shares of restricted stock that would accelerate in such cases, we multiplied (x) the number of unvested shares of restricted stock that would accelerate by (y) $59.66. Since vested stock options are already exercisable upon termination (except in the case of a termination for “cause”), no value is attributable in the tables to the extension of the exercise period for such vested options.

Benefits
Mr. Jackson is eligible for health and welfare benefits, including disability and life insurance, in connection with certain termination events, and in such events the tables below reflect our expense based on the applicable premiums as of January 1, 2016.
Change in Control
We have not entered into any “change in control” agreements with any of our named executive officers. However, under our equity compensation plans, in the event of a “change in control” (as defined in our equity compensation plans and related agreements), all outstanding stock options held by a named executive officer shall become immediately exercisable in full and, unless waived in advance of such change in control by our Board, such executive shall have the right to require us to pay, in cancellation of options, an amount equal to the product of (i) the excess of (a) the fair market value per share of the stock over (b) the option price times (ii) the number of shares of stock specified by such executive in a written notice to us. In addition, in the event of a “change in control,” all unvested shares of restricted stock held by a named executive officer shall immediately vest. The following tables disclose the value of unvested stock options and unvested shares of restricted stock that would have accelerated if a “change in control” had taken place on December 31, 2015, the last business day of 2015. To determine such value, we used the formula described above under “Stock-Based Awards.”
Restrictive Covenant Agreements
Our named executive officers have entered into restrictive covenants and other obligations as contained in various stock-based award agreements, confidentiality, non-solicitation/no-hire and non-compete agreements, and other similar agreements with us in connection with employment or the grant of stock-based awards. Generally, these restrictive covenants provide a restriction of one year in which the named executive officer may not perform certain activities within specified geographic regions. The competitive activities include generally (i) participating or owning an interest in an entity engaged in the auto business (as defined in the applicable agreement) or any other business of the type and character engaged in by us, (ii) employing any person that was employed by us within the prior six months or seeking to induce any such person to leave his or her employment, (iii) soliciting any customer to patronize any business in competition with our business, or (iv) requesting or advising our customers or vendors to withdraw, curtail, or cancel their business with us. In certain cases, the receipt of post-termination payments by our named executive officers is conditioned upon their compliance with these restrictive covenants. In addition, if a named executive officer violates these restrictive covenants or other Company policy, (x) all vested and unvested employee stock options held by him or her would terminate immediately, and he or she would be required to pay to the Company an amount equal to the gain on any exercise of any stock option exercised by him or her during the preceding 12 months and (y) all unvested shares of restricted stock held by him or her would be immediately forfeited, and he or she would be required to pay to the Company an amount equal to the value of any restricted stock that vested during the preceding 12 months. The following tables assume that each of our named executive officers would have complied with these agreements.
Receipt of Benefits
To the extent required in order to comply with Section 409A of the Code, certain payments that would otherwise be made during the six-month period immediately following the executive’s termination of employment may instead be paid on the first business day after the date that is six months following the executive’s “separation from service” within the meaning of Section 409A.
Description of Triggering Events
Termination for Cause (Employment Agreement)
Under our employment agreement with Mr. Jackson, termination for “cause” generally means termination because of (i) the executive’s breach of any of his covenants contained in the employment agreement, (ii) the executive’s failure or refusal to perform the duties and responsibilities required to be performed by the executive under the terms of the employment agreement, (iii) the executive’s willfully engaging in illegal conduct or gross misconduct in the performance of his duties hereunder (provided that no act or failure to act shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that such action or omission was in our best interest), (iv) the executive’s commission of an act of fraud or dishonesty affecting us or the commission of an act constituting a felony, or (v) the executive’s violation of our policies in any material respect.
Termination for Cause (Equity Compensation Plans)
Under our equity compensation plans, termination for “cause” generally means termination because of (i) the executive’s conviction for commission of a felony or other crime, (ii) the commission by the executive of any act against us constituting willful misconduct, dishonesty, fraud, theft, or embezzlement, (iii) the executive’s failure, inability, or refusal to perform any of the material services, duties, or responsibilities required of him by us or to materially comply with the policies or procedures established from time to time by us, for any reason other than his illness or physical or mental incapacity, (iv) the executive’s dependence, as determined in good faith by us, on any addictive substance, including, but not limited to, alcohol or any illegal or narcotic drugs, (v) the destruction of or material damage to our property caused by the executive’s willful or grossly negligent conduct, and (vi) the willful engaging by the executive in any other conduct which is demonstrably injurious to us or our subsidiaries, monetarily or otherwise.
Termination for Good Reason
Under our employment agreement with Mr. Jackson, termination for “good reason” generally means the occurrence of (i) a material change by us in the executive’s duties or responsibilities which would cause the executive’s position to become of materially and substantially less responsibility and importance than those associated with his duties or responsibilities as of the date of the employment agreement, or (ii) a material breach of the employment agreement by us, which breach is not cured within ten days after written notice is received by us.
Retirement
Retirement (as defined in our equity compensation plans) generally means the named executive officer’s termination of employment or other service from us or a subsidiary of ours after attainment of age 55 and completion of at least six years of service with us or a subsidiary of ours (disregarding any service with an entity prior to becoming a subsidiary or after ceasing to be a subsidiary).
Change in Control
Change in Control (as defined in our equity compensation plans) generally means if any person shall (i) acquire direct or indirect beneficial ownership of more than 50% of the total combined voting power with respect to the election of directors of our issued and outstanding stock (except that no change in control shall be deemed to have occurred if the persons who were our stockholders immediately before such acquisition own all or substantially all of the voting stock or other interests of such person immediately after such transaction), or (ii) have the power (whether as a result of stock ownership, revocable or irrevocable proxies, contract or otherwise) or ability to elect or cause the election of directors consisting at the time of such election of a majority of the Board.
Mike Jackson

Mike Jackson	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$3,332,375	—	—	—	$3,332,375	—
Deferred Bonus	—	$1,251,730	—	$1,251,730	—	$1,251,730	—
Acceleration of Unvested Stock Options	—	$3,407,805	$3,407,805	$3,407,805	$3,407,805	$3,407,805	$3,407,805
Post-Separation Health and Welfare Benefits	—	$20,380	—	—	—	$20,380	—
Termination for Cause
If we terminate Mr. Jackson’s employment for “cause,” he is not entitled to any payments triggered by the termination, and options held by Mr. Jackson on the date of termination, whether vested or unvested, will be canceled.
Voluntary Termination for Good Reason
If Mr. Jackson terminates his employment with us for “good reason,” as long as Mr. Jackson is in compliance with the restrictive covenants and confidentiality provisions of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive an amount equal to: (i) the sum of his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment, as well as (ii) the prorata portion (based on the portion of the calendar year actually served by Mr. Jackson) of his annual bonus to which he would have been entitled had his employment not been terminated, to the extent applicable performance targets are met. Payment of the amount due under clause (i) above would be made by us (by lump sum or otherwise) within 30 days following the termination (or at a later date, to the extent required to comply with Section 409A of the Code), and payment of the amount due under clause (ii) above would be made by us (in lump sum) at the same time as the annual bonuses for the relevant year are paid to other bonus-eligible employees (or at a later date, to the extent required to comply with Section 409A of the Code). Since the assumed date of termination is year-end, payment of the amount due under clause (ii) above (which was $1,699,313 for 2015, a portion of which is subject to the terms of the Deferred Bonus Program discussed below) is reflected under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table,” and not as “Cash Severance” in the table above. In addition, unless he elects retirement treatment under our equity compensation plans, all vested stock options held by Mr. Jackson will survive and be exercisable for the remainder of their initial ten-year term, and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination. Mr. Jackson and his dependents will also be entitled to continue to participate in our group health and welfare benefit plans for a period of 18 months following the termination at the same cost to Mr. Jackson as provided to him prior to termination (or we will procure and pay for comparable benefits during such time period).
The Deferred Bonus Program established for Mr. Jackson in 2013 provided that he was entitled, prior to February 2016, to the amounts deferred thereunder in the event of his death or disability (as defined in Section 409A of the Code), if his employment was terminated without cause (as defined in his employment agreement), or if he terminated his employment for good reason (as defined in his employment agreement). See “Compensation Discussion and Analysis - Annual Incentive Awards.”
Voluntary Termination Without Good Reason
If Mr. Jackson terminates his employment with us without “good reason,” he is not entitled to any payments triggered by the termination. Since Mr. Jackson is eligible for “retirement” (as defined in our equity compensation plans), he would be entitled to the benefit described in the “Retirement” paragraph below.
Termination Due to Death or Disability
If Mr. Jackson’s employment is terminated due to death or disability (as defined in our equity compensation plans), all options held by Mr. Jackson at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination. In addition, as noted above, if Mr. Jackson’s employment had terminated due to death or disability, he would have been entitled to all amounts deferred under the Deferred Bonus Program established for Mr. Jackson in 2013.
Retirement
In the event of Mr. Jackson’s retirement, all options held by Mr. Jackson at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.
Involuntary Termination Without Cause
If we terminate Mr. Jackson’s employment without “cause,” as long as Mr. Jackson is in compliance with the restrictive covenants and confidentiality provisions of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive the same payments and other benefits as described in the first paragraph under “Voluntary Termination for Good Reason” above. In addition, as noted above, if we had terminated Mr. Jackson’s employment without “cause,” he would have been entitled to all amounts deferred under the Deferred Bonus Program established for Mr. Jackson in 2013.
Material Conditions and Obligations
Mr. Jackson will be subject to the restrictive covenant agreements described under “General Assumptions - Restrictive Covenant Agreements” above.

Jonathan P. Ferrando

Jonathan P. Ferrando	Termination for Cause	Voluntary Termination	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	—	$1,844,857	—	—	$1,844,857
Post-Separation Health and Welfare Benefits	—	—	—	—	—	—
William R. Berman

William R. Berman	Termination for Cause	Voluntary Termination	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	—	$167,894	—	—	$167,894
Acceleration of Unvested Shares of Restricted Stock	—	—	$229,333	—	—	$229,333
Post-Separation Health and Welfare Benefits	—	—	—	—	—	—
Cheryl Miller

Cheryl Miller	Termination for Cause	Voluntary Termination	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	—	$426,714	—	—	$426,714
Acceleration of Unvested Shares of Restricted Stock	—	—	$233,927	—	—	$233,927
Post-Separation Health and Welfare Benefits	—	—	—	—	—	—
Donna Parlapiano

Donna Parlapiano	Termination for Cause	Voluntary Termination	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	—	$218,553	—	—	$218,553
Acceleration of Unvested Shares of Restricted Stock	—	—	$682,689	—	—	$682,689
Post-Separation Health and Welfare Benefits	—	—	—	—	—	—
Termination for Cause
If we terminate Messrs. Ferrando’s or Berman’s or Mses. Miller’s or Parlapiano’s employment for “cause,” they are not entitled to any payments triggered by the termination, and all options (whether vested or unvested) and any unvested shares of restricted stock held by such executive on the date of termination will be canceled.
Voluntary Termination
If Messrs. Ferrando or Berman or Mses. Miller or Parlapiano voluntarily terminates his or her employment for any reason, such executive is not entitled to any payments triggered by the termination, any options held by such executive, to the extent exercisable on the date of termination, shall remain exercisable until the earlier of the expiration date of the options or 60 days following the date of termination, and any unvested options and unvested shares of restricted stock held by such executive on the date of termination will be canceled.
Termination Due to Death or Disability
If Messrs. Ferrando’s or Berman’s or Mses. Miller’s or Parlapiano’s employment is terminated because of death or disability (as defined in our equity compensation plans), such executive is not entitled to any payments triggered by the termination, any unvested options and any unvested shares of restricted stock held by such executive will immediately vest, and all such options and all vested options held by such executive will remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.
Retirement
In the event of Messrs. Ferrando’s or Berman’s or Mses. Miller’s or Parlapiano’s retirement, he or she will be entitled to receive the same payments and other benefits as described under the section “Voluntary Termination” above. Messrs. Ferrando and Berman and Mses. Miller and Parlapiano were not at December 31, 2015 and are not currently eligible for retirement treatment under our equity compensation plans.
Involuntary Termination Without Cause
If we terminate Messrs. Ferrando’s or Berman’s or Mses. Miller’s or Parlapiano’s employment without “cause,” he or she will be entitled to receive the same payments and other benefits as described under the section “Voluntary Termination” above.
Material Conditions and Obligations
Messrs. Ferrando or Berman or Mses. Miller or Parlapiano will be subject to the restrictive covenant agreements described under “General Assumptions - Restrictive Covenant Agreements” above.

AUDIT COMMITTEE REPORT
The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.
The Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of the NYSE, our Audit Committee Charter, and the independence standards set forth in our Corporate Governance Guidelines. The Board has also determined that each of Mr. Grusky and Mr. Edelson is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
As more fully described below, in carrying out its responsibilities, the Audit Committee looks to management and AutoNation’s independent registered public accounting firm. The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at investors.autonation.com.
Our primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing AutoNation’s financial reporting, audit processes, system of internal control over financial reporting, and disclosure controls. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal control over financial reporting. We also monitor the preparation by management of the Company’s quarterly and annual financial statements. KPMG LLP (“KPMG”), AutoNation’s independent registered public accounting firm, is accountable to us and is responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of AutoNation in conformity with generally accepted accounting principles in the United States. KPMG also is responsible for auditing and reporting on internal control over financial reporting. We are solely responsible for selecting and reviewing the performance of AutoNation’s independent registered public accounting firm and, if we deem appropriate in our sole discretion, terminating and replacing the independent registered public accounting firm. We also are responsible for reviewing and approving the terms of the annual engagement of AutoNation’s independent registered public accounting firm, including the scope of audit and non-audit services to be provided by the independent registered public accounting firm and the fees to be paid for such services, and discussing with the independent registered public accounting firm any relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.
In fulfilling our oversight role, we met and held discussions, both together and separately, with the Company’s management and KPMG. Management advised us that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG, both together and separately, in advance of the public release of operating results and filing of annual or quarterly reports with the SEC. We discussed significant matters with KPMG, including those matters required to be discussed pursuant to Auditing Standard No. 16, Communications with Audit Committees, adopted by the PCAOB, and the rules of the SEC, and reviewed a letter from KPMG disclosing such matters.

KPMG also provided us with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and we discussed with KPMG matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. In the letter, KPMG confirmed its independence, and we determined that KPMG’s provision of non-audit services to AutoNation is compatible with maintaining their independence. We also reviewed a report by KPMG describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the Public Company Accounting Oversight Board.

Based on our review with management and KPMG of AutoNation’s audited consolidated financial statements and KPMG’s report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors that the audited consolidated financial statements be included in AutoNation’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.
Audit Committee:
Robert R. Grusky, Chair
Robert J. Brown
David B. Edelson
Alison H. Rosenthal

ITEMS TO BE VOTED ON
PROPOSAL 1: ELECTION OF DIRECTORS
Upon the recommendation of the Corporate Governance and Nominating Committee, our Board has nominated each of the following ten persons to stand for election for a new term expiring at the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified: Mike Jackson, Rick L. Burdick, Tomago Collins, David B. Edelson, Karen C. Francis, Robert R. Grusky, Kaveh Khosrowshahi, Michael Larson, G. Mike Mikan, and Alison H. Rosenthal. Each of the nominees is willing and able to serve as a director of AutoNation. See “Board of Directors and Corporate Governance - Directors” for information regarding each of the director nominees. Based upon Mr. Brown’s decision not to stand for re-election and the recommendation of the Corporate Governance and Nominating Committee, the Board has decided to reduce the size of the Board from 11 members to 10 members effective upon completion of the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.
Recommendation of the Board
The Board recommends that you vote “FOR” the election of each of the persons nominated by the Board.
PROPOSAL 2: RATIFICATION OF THE SELECTION OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. To fulfill this responsibility, the Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance, and independence and considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.
The Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2016. KPMG has served in this capacity since May 6, 2003. In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to our Company. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the Company’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as a discussion by the full Committee and with management.
The Audit Committee and the Board of Directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2016. Although not required by our organizational documents or applicable law, our Board is submitting the selection of KPMG to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm, and we believe doing so is consistent with good corporate governance. If the selection of KPMG as our independent registered public accounting firm is not ratified by our stockholders, the Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification. However, the Audit Committee is solely responsible for selecting and terminating our independent registered public accounting firm and may do so at any time at its discretion. A representative of KPMG is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative also will be afforded an opportunity to make a statement, if he or she desires to do so.
Auditor Fees and Services
The Audit Committee is responsible for the compensation of the Company’s independent registered public accounting firm and oversees the audit fee negotiations associated with the Company’s retention of KPMG. The following table shows the fees for audit and other services provided by KPMG for fiscal years 2014 and 2015.

Fee Category	2014	2015
Audit Fees	$2,431,675	$2,983,750
Audit-Related Fees	74,000	60,000
Tax Fees	—	—
All Other Fees	1,650	1,650
Total Fees	$2,507,325	$3,045,400
Audit Fees. This category includes fees billed for professional services rendered by KPMG for the audit of our financial statements, audit of our internal control over financial reporting, review of the financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with acquisitions and statutory or regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings.
Audit-Related Fees. This category consists of fees billed for the audit of the financial statements of our 401(k) Plan in 2014 and 2015.

Tax Fees. No tax fees were billed by KPMG in 2014 or 2015.
All Other Fees. This category consists of fees billed for our use of KPMG’s online technical research service.
Policy for Approval of Audit and Permitted Non-Audit Services
Our Audit Committee’s policies require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm other than services permitted under the de minimis exception under applicable SEC rules (which are approved by our Audit Committee prior to our independent registered public accounting firm’s completion of its annual audit). Under our Audit Committee’s policies, pre-approval generally is detailed as to the particular service or category of services and is subject to a specific budget. Under our Audit Committee’s policies, all tax planning services and services that do not constitute audit, audit-related, or tax-compliance services are subject to a formal bidding process and may not be provided by our independent registered public accounting firm unless our Audit Committee concludes that such services may be provided most effectively or economically by our independent registered public accounting firm and that the independence of our registered public accounting firm would not be affected adversely by the provision of such services. Our Audit Committee has delegated to its Chair the authority to approve, within guidelines and limits established by the Committee, specific services to be provided by our independent registered public accounting firm and the fees to be paid. Any such approval must be reported to the Audit Committee at the next scheduled meeting. As required by Section 10A of the Exchange Act, our Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm during 2014 and 2015, and the fees paid for such services.
Recommendation of the Board
The Board recommends that you vote “FOR” the ratification of the selection of KPMG as our independent registered public accounting firm for us and our subsidiaries for 2016.

PROPOSAL 3: STOCKHOLDER PROPOSAL
The stockholder proposal set forth below was submitted to the Company by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, a purported owner of “no fewer than” 100 shares of our common stock, or approximately 0.000097% of our outstanding shares. Mr. Chevedden’s proposal is printed below verbatim, and we have not endeavored to correct any false, inaccurate, or misleading statements or typographical errors that may be contained therein. Although Mr. Chevedden has attempted to make, or made, stockholder proposals to the Company every year since 2001, he has never personally attended an annual meeting to present one of his proposals. The Company is not responsible for the contents of this proposal or the supporting statement. Our Board has recommended a vote against the proposal for the reasons set forth following the proposal.
“3 - Independent Board Chairman
Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This proposal requests that all the necessary steps be taken to accomplish the above.
According to Institutional Shareholder Services 53% of the Standard & Poors 1,500 firms now separate these 2 positions, “2015 Board Practices,” April 12, 2015. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.
It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the Chairman is critical in shaping the work of the Board.
A board of directors is less likely to provide rigorous independent oversight of management if the Chairman is the CEO, as is the case with our Company. Having a board chairman who is independent of the Company and its management is a practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.
According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), “The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.”
An NACD Blue Ribbon Commission on Directors’ Professionalism recommended that an independent director should be charged with “organizing the board’s evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises.” A blue-ribbon report from The Conference Board echoed that position.
A number of institutional investors said that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees’ Retirement System’s Global Principles of Accountable Corporate Governance recommends that a company’s board should be chaired by an independent director, as does the Council of Institutional Investors.
An independent director serving as chairman can help ensure the functioning of an effective board. Please vote to enhance shareholder value:
Independent Board Chairman - Proposal 3”

Board of Directors’ Response
Under our by-laws, the Board has the flexibility to determine whether it is in the best interests of our stockholders and the Company to separate or combine the roles of the Chairman of the Board and Chief Executive Officer at any point in time. This proposal would remove this flexibility and narrow the governance arrangements that the Board may consider, which could be contrary to the best interests of our stockholders. The Board believes that it should be permitted to use its business judgment to decide who is the best person to serve as Chairman of the Board, based on what is in the best interests of AutoNation at a given point in time, taking into account, among other things, the composition of the Board and the issues facing AutoNation. See also “Board of Directors and Corporate Governance - Role of the Board and Board Structure.”
Our Board is stockholder-oriented - approximately 20% of our outstanding shares of common stock are held by our directors or entities related to our directors (as of March 18, 2016) - and focused on the best interests of our stockholders. Furthermore, we have adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company. For example, in May 2013, our Board amended our corporate governance guidelines to provide for a Lead Independent Director and appointed Michael Larson as our Lead Independent Director. See also “Board of Directors and Corporate Governance - Role of the Board and Board Structure.” Our independent directors meet in executive session. More than ninety percent of our directors are “independent” under NYSE listing standards and AutoNation’s corporate governance guidelines. Additionally, the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Finance Committee are each comprised solely of independent directors.
We note that similar stockholder proposals were presented at our 2014, 2012, 2010, and 2009 annual meetings of stockholders, and they were soundly rejected by AutoNation stockholders. Approximately 72%, 84%, 85%, and 86% of the votes cast in 2014, 2012, 2010, and 2009, respectively, voted against those proposals.
We also note that Mr. Chevedden, a purported owner of no fewer than 100 shares, or approximately 0.000097%, of our common stock and a stockholder proponent that sends out stockholder proposals to a large number of companies every year, has been sending stockholder proposals to the Company since 2001, none of which have received a majority stockholder vote. Instead, each time one of his stockholder proposals has been presented at an Annual Meeting of AutoNation stockholders, our stockholders have soundly rejected it. Further, in most cases, rather than presenting the stockholder proposal himself, a representative of the International Association of Machinists and Aerospace Workers (the “Machinists”) presented the stockholder proposal from Mr. Chevedden on his behalf. It is not clear to us what the nature of Mr. Chevedden’s relationship is with the Machinists or what his or the Machinists’ motivations are in making stockholder proposals, but we do know that the Machinists have been attempting to organize automotive dealership service technicians, including some of ours, for many years. While we do not ascribe improper motivations to Mr. Chevedden or the Machinists, we do not believe it is appropriate to make stockholder proposals based on personal or special interests - such as a desire to organize Company employees - or grievances against the Company that are not shared by stockholders as a whole.
Recommendation of the Board
The Board recommends that you vote “AGAINST” this stockholder proposal.

OTHER MATTERS
We are not aware of any other matters that will be properly brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, Messrs. Jackson and Ferrando will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment. Messrs. Jackson and Ferrando were designated to be your proxies by our Board of Directors.
HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT
The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs.
Certain of our stockholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If you would like to receive a separate Notice or set of proxy materials in the future, or if your household is currently receiving multiple copies of the same items and you would like to receive only a single copy at your address in the future, please contact Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717 or by telephone at 1-800-542-1061 and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.
If you would like to receive a copy of our 2015 Annual Report or this proxy statement, please contact our Investor Relations by mail at Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301 or by telephone at (954) 769-7342, and we will send a copy to you without charge. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for the purpose of the Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials.
DIRECTIONS TO THE 2016 ANNUAL MEETING OF STOCKHOLDERS OF AUTONATION, INC.
The 2016 Annual Meeting of Stockholders of AutoNation, Inc. will be held at AutoNation’s Headquarters, located at 200 SW 1st Ave, Fort Lauderdale, Florida 33301, on Thursday, May 12, 2016, at 8:00 a.m. Eastern Time. We have set forth below directions to AutoNation’s Headquarters.
From Interstate 95 (I-95)
Take I-95 (North or South) to Broward Blvd Exit. Head East on Broward Blvd until SW 1st Ave (also referred to as Brickell Ave). Turn right onto SW 1st Ave. AutoNation’s Headquarters will be on the left 0.1 miles ahead.

AutoNation

IMPORTANT ANNUAL MEETING INFORMATION

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MR A SAMPLE
DESIGNATION (IF ANY)
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 11, 2016.

Vote by Internet

- Go to **www.envisionreports.com/an**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposal 2.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Mike Jackson	☐	☐	☐	02 - Rick L. Burdick	☐	☐	☐	03 - Tomago Collins	☐	☐	☐
04 - David B. Edelson	☐	☐	☐	05 - Karen C. Francis	☐	☐	☐	06 - Robert R. Grusky	☐	☐	☐
07 - Kaveh Khosrowshahi	☐	☐	☐	08 - Michael Larson	☐	☐	☐	09 - G. Mike Mikan	☐	☐	☐
10 - Alison H. Rosenthal	☐	☐	☐								

	For	Against	Abstain
2. Ratification of the selection of KPMG LLP as the Company's independent registered public accounting firm for 2016.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 3.

	For	Against	Abstain
3. Adoption of stockholder proposal regarding an independent Board chairman.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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AutoNation, Inc.
2016 Annual Meeting of Stockholders
Thursday, May 12, 2016, 8:00 A.M. Eastern Time
AutoNation, Inc.
200 SW 1st Ave
Ft. Lauderdale, FL 33301
Upon arrival, please present this
admission ticket and photo identification
at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AutoNation, Inc.

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This proxy is solicited on behalf of the Board of Directors of AutoNation, Inc.

Mike Jackson and Jonathan P. Ferrando, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of AutoNation, Inc. to be held on May 12, 2016, or any postponements or adjournments thereof, as indicated on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3. As to any other matter, the proxy holders shall vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

The undersigned hereby acknowledges receipt of the Proxy Statement and the Annual Report for the fiscal year ended December 31, 2015 furnished herewith.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

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